UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SMART TRUCK SYSTEMS, INC.

(Name of Registrant in Our Charter)

Nevada	37130209	34-2001531
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

22101 Alessandro Blvd. Moreno Valley, CA. 92553 Ph. # (951) 653-5955 FAX # (951) 653-5520	Robert L. Cashman 22101 Alessandro Blvd. Moreno Valley, CA. 92553 Ph. # (951) 653-5955 FAX # (951) 653-5520
(Address and telephone number of principal executive offices and address of principal place of business)	(Name, address and telephone number of agent for service)

             Approximate date of commencement of proposed sale to the public: As soon as possible after this Registration Statement becomes effective.

If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value:	3,000,000	$3.00	$9,000,000	$1,059.30

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effectiveness date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

2

The information in this prospectus is not complete and may be changed. Neither the Selling Stockholders nor we may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated February 13, 2006

PROSPECTUS

SMART TRUCK SYSTEMS, INC.

3,000,000 SHARES OF OUR COMMON STOCK

This prospectus relates to the sale of up to 3,000,000 shares of common stock of Smart Truck Systems, Inc. by Smart Truck at $3.00 per share for a total amount of $9,000,000. We estimate net proceeds to be $8,970,000 for the total offering if no commissions are paid or $2.99 per share and $8,070,000 or $2.69 per share if commissions are paid. All costs associated with this registration will be borne by Smart Truck. We usually refer to Smart Truck Systems, Inc. as Smart Truck.

A public market currently exists for our shares on the Over-the-Counter Pink Sheets with the symbol SMKM. We know of no market makers for our common stock. The offering price may not reflect the market price of our shares after the offering. The shares will be offered and sold by our officers and directors without any discounts or other commissions on a best efforts basis. The proceeds of this Offering will not be deposited into an escrow account and there is no minimum subscription that must be reached before the Company can utilize the net proceeds of each subscription as such subscription is received and accepted by the Company. Therefore, funds will become immediately available to the Company. An indeterminate number of shares may be sold through broker/dealers who are members of the National Association of Securities Dealers, and who will be paid a maximum of a 10% commission on the sales they make. We currently have no agreements, arrangements or understandings with any broker/dealers to sell shares.

This Offering will terminate in 180 days from the date of this Prospectus. Smart Truck can extend the offering for an additional 180 days at its sole discretion.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Act of 1934. Brokers/Dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, brokers/dealers are required to determine whether an investment in a penny stock is suitable investment for a prospective investor.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE ” RISK FACTORS” BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        The date of this Prospectus is February XX, 2006.

TABLE OF CONTENTS

	Page

Prospectus Summary	3

Selected Financial Highlights	4

Risk Factors	5

Forward-Looking Statements	10

Dilution	10

Use of Proceeds	12

Plan of Distribution	13

Management's Discussion and Analysis of Financial Conditions and Results of Operation for the Year
Ended June 30, 2005 and Quarter Ended September 30, 2005	15

Description of the Business	19

Executive Compensation	23

Directors, Executive Officers, Promoters and Control Persons	24

Security Ownership of Certain Beneficial Owners and Management	27

Market for Common Equity and Related Stockholders Matters	28

Description of Securities	28

Dividend Policy	29

Legal Proceedings	29

Disclosure of Commission Position on Indemnification for Securities Liabilities	30

Family Relationships, Certain Relationships and Related Transactions	30

Interest of Named Experts and Counsel	30

Reports and Other Information to Stockholders	30

Financial Statements	F-	1

PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements, and notes included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our financial statements and notes to the financial statements before making an investment in Smart Truck.

OVERVIEW

Smart Truck Systems, Inc. manufactures and/or distributes truck bodies used for refuse collection. Depending on the product, it is either built directly on a truck chassis or built separately and installed at a later date. The truck chassis, which consists of a cab, engine, and frame with wheels, is manufactured by third parties (Freightliner, Autocar, Peterbuilt and International) who are major automotive or truck companies. Such companies typically do not build refuse bodies.

Smart Truck normally sells the vehicle and/or equipment that have been installed on the chassis to truck dealers, truck equipment distributors, and fleet leasing companies or directly to end-users. The dealer sells truck bodies purchased by a truck dealer from Smart Truck to its own customers. Smart Truck believes in maintaining a strong foundation of repeat business. Marketing efforts focus on continuing and increasing business with existing customers, as well as attracting new customers. We currently employ four sales and marketing employees who report to the Director of Sales who, in turn, is responsible for overseeing and coordination of the sales effort. Our sales and marketing strategy is to provide prompt, high quality and service to our customers at competitive prices. We target potential customers of all sizes from companies with only a few refuse vehicles to large companies and municipalities. Because the waste collection and disposal business is a primarily localized business, most of our marketing activity is local in nature.

About Us:

        Our offices and manufacturing plant are located at 22101 Alessandro Boulevard, Moreno Valley, California 92553. Our telephone number is (951) 653-5955 and the FAX number is (951) 653-5520. Our web site is located at www.SMARTTRUCKSYSTEMS.com.

The Offering:

Smart Truck is offering to sell up to 3,000,000 shares of our common stock at $3.00 per share. Smart Truck will receive the proceeds of this sale. The funds will be used to increase inventories of raw materials and parts to enable Smart Truck to increase its production and reduce costs.

We believe we are positioned for growth as manufacturer of refuse truck bodies (front loaders, side loaders and roll offs). When cash flow permits and operating at a profit management plans to augment its growth strategy by increasing marketing efforts to securing additional long-term contracts with major chassis manufactures and additional volume at its existing operations. When Smart Truck is operating on a profitable bases and cash flow permits it plans to expand its Service and Parts Department by internal growth. We are currently selling parts for only Smart Trucks.

Smart Truck anticipates acquiring and integrating existing manufactures of truck bodies into the Smart Truck line of products and expanding its operations outside of refuse industries to dry freight and refrigerated truck bodies and related lines of business.

Smart Truck does not have any specific acquisition plans at this time, and does not have any specific time table for an acquisition. The principle obstacles to overcome to accomplish this plan are funding and acquiring qualified personnel. We have had no difficulty in acquiring the necessary qualified personnel. We hope to acquire the necessary funding by attracting outside investors.

Smart Truck’s principle objective with respect to this offering is to increase inventories of raw materials and parts to enable an increase in production and reduce costs.

The Independent Registered Public Accounting firm that has audited the books of Smart Truck has stated in their Opinion Letter the following: The Company has not generated significant revenues or profits to date. This factor among others may indicate the Company will be unable to continue as a going concern. The Company’s continuation as a going concern depends upon its ability to generate sufficient cash flow to conduct its operations and its ability to obtain additional sources of capital and financing. See Financial Statements, Page F-1.

Smart Truck’s principle objective with respect to this offering is to increase inventories of raw materials and parts to enable an increase in production and reduce costs.

SELECTED FINANCIAL HIGHLIGHTS

	Fiscal Year Ended June 30, 2005	Quarter July 1, 2005 to December 31, 2005
Net sales/operating revenues:	$1,302,081	$321,722

Income (loss) from continuing operations:	$(1,582,826)	$(364,097)

Income (loss) from continuing operations per common share:	$(0.18)	$(0.06)

Total assets:	$3,923,599	$3,402,680

Long-term obligations and redeemable preferred:	-0-	386,000

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. We caution you to review the cautionary statements set forth in this prospectus. Please refer to “Risks Associated with Forward-looking Statements”

We had a loss of $ 1,582,826 for the fiscal year ended June 30, 2005. We may continue to have losses in the future that may impair the value of an investment in the shares.

During the fiscal year ended June 30, 2005 we incurred a loss of $1,582,826. This loss resulted primarily from significant expenditures in market development activities in anticipation of creating future revenue. If our revenue growth is slower than we anticipate or our operating expenses exceed our expectations, it may take an unforeseen period of time to achieve or sustain profitability or we may never achieve or sustain profitability.

Investors in our common stock will pay a price that substantially exceeds the value of our assets after subtracting our liabilities.

The net tangible book value of our common stock at June 30, 2005 was $0.38 per share based on 8,513,374 shares outstanding. Compared to the June 30, 2005 shares of our common stock outstanding investors will experience and immediate dilution of 87%.

Investors will contribute 75% of the total amount of capital contribution the Company but will own only 25% of the outstanding share capital and 25% of the voting rights.

Our offering price is arbitrarily determined and is unrelated to any measure of value, actual income or assets.

We arbitrarily determined our offering price of $3.00 per share. It is not based upon an independent assessment of the value of our shares and should not be considered as such. On October 28, 2005, the date of the most recent trading, the Pink Sheets closing price was $2.00 per share.

Our auditors have expressed substantial doubt about our company’s ability to continue as a going concern.

Our independent auditors have stated that Smart Truck has experienced accumulated losses to date. Our ability to continue as a going concern is dependent upon its ability to raise additional capital or achieve profitable operations. These matters raise doubt about our ability to continue as a going concern.

If we lose our key personnel, our business and prospects may be adversely affected since we rely on certain key personnel to manage our business.

Smart Truck, in order to successfully implement its growth plans, is dependent upon its current Board of Directors, which includes Robert L. Cashman, President. The loss of Robert Cashman could have a material adverse effect upon Smart Truck’s business prospects. The company has an employment agreement with Mr. Cashman for a term of three years. Smart Truck will depend heavily on its management team to effectively implement the services it offers. There can be no assurance that if a change in management occurs, that management will be able to successfully achieve the goals established herein by Smart Truck.

We may have shortages of raw materials, which could jeopardize our ability to fill orders.

Smart Truck does not have any long-term raw material contracts and is dependent upon suppliers of steel for its manufacturing. However, there are several readily available sources for these raw materials. The single greatest threat to Smart Truck would be the disruption of chassis availability since virtually all of the Companies products are mounted directly onto its customer’s chassis. Smart Truck believes that it enjoys good relationships with all chassis manufacturers such as Freightliner, Mack, Autocar, Peterbuilt, Steerling, and International. These manufactures supply the chassis upon which Smart Truck’s products are mounted. In the event of a problem arising with one particular chassis supplier, Smart Truck would assist its customer in procuring a chassis from another chassis manufacturer and/or supplier.

Smart Truck uses a wide variety of raw materials, primarily metals and semi-processed or finished components, which are generally available from a number of sources. As a result, shortages or the loss of any single supplier have not had, and are not likely to have, a material impact on operating profits. During 2002, steel tariffs were imposed on the importation of certain steel products, which had a slight adverse impact on the industry since a majority of the refuse product is made of steel. These tariffs remained in effect throughout most of 2003 and were repealed late in the year. In 2004, there were meaningful increases in raw material costs, particularly steel, and electronics. These increases primarily affected all three of Smart Truck’s products. Although steel prices are expected to remain relatively high during 2005 and will continue to have an impact on a number of Smart Truck’s products, Smart Truck expects that the overall raw material cost impact will be less in 2005 than it was in 2004.

Anti-pollution regulations may affect our business by increasing our costs and reducing our profit margin.

Smart Truck’s manufacturing operations are subject to federal, state, and local statutes and regulations relating to the protection of the environment, work site safety standards, and product size and weight limitations. Such regulations increase Smart Truck’s cost of doing business. To date, Smart Truck has not had any material burdensome regulations in connection with the environment, work site safety standards, product size and weight limitations that has affected this Company. The County of Riverside, California requires us to have a permit to use paint and solvents that are used in painting the trucks. This permit is called a Hazardous Waste Permit and costs $2,600 per year. In addition, Smart Truck has a a license from the Southern California Air Quality Board to spray paint. This license costs $4,750 per year. To date, Smart Truck has not had any material burdensome anti-pollution regulations affecting this Company.

We may need additional capital, which, if not received, may adversely affect our ability to meet orders and expand our business or dilute shareholder interests when received.

Our capital requirements in connection with our operations will be substantial. Our management anticipates that we will require additional working capital with one year if the Company raises less than 50% of the offering herein. If the Company raises more than 50% of the offering it will be able to sustain it self from its own operations. There are no assurances that such additional capital will be available. Further, even if available, additional equity or convertible debt financing, if used, could result in substantial dilution of shareholder interests. The Company could be hindered in raising these funds due to an inability to attract interested investors and or a significant down turn in the economy.

There are other companies making the same products that we make which present competitive pricing and name recognition risks to developing our business.

Competition in the manufacturing of refuse bodies is highly competitive and requires substantial amounts of capital. Entry into the industry and ongoing operations within the industry requires substantial technical, managerial and financial resources. Three manufacturing companies, Heil, McNelus and Leech, currently dominate the manufacturing of refuse bodies in the United States. Competition in the manufacturing of refuses bodies also come from a number of regional manufacturers, including Bridgeport, Kann, Wayne and Gillbreath. In its manufacturing business, in addition to national and regional firms, there are numerous local companies. These companies may compete with Smart Truck Systems, Inc. for municipalities’ business in the manufacturing of refuse bodies. Smart Truck competes for manufacturing accounts based on three factors, Price, Quality and Service. From time to time, competitors may reduce the price of their products in an effort to expand market share or to win a competitively bid municipal contract.

We cannot be sure that we can attract the right people to complete our plans, which could delay implementation of our plans and thus delay profitability.

Smart Truck plans to continue to expand its level of operations following this offering. To manage its growth effectively Smart Truck must continue to improve and expand its existing resources and management information systems. To do so, it must attract, train and motivate qualified managerial, financial, sales and marketing personnel, as well as people qualified in administration, banking and securities. There can be no assurance, however, that Smart Truck will be able to successfully achieve these goals. However to date Smart Truck has not encountered any material difficulties in attracting and training qualified employees.

We may have difficulty controlling our operating costs which causes a risk to obtaining profitability

Smart Truck’s gross margin is highly sensitive to changes in costs; this sensitivity requires Management to be able to anticipate and react to such changes. There are various factors beyond Smart Truck’s control such as an increase in steel prices, or increases in labor costs including workers compensation insurance and employee benefits which would have a negative impact on Smart Truck’s cost of sales and therefore its ability to earn a profit. While in the past, Management has been able to anticipate and react to increasing costs through, among other things, adjusting purchasing practices, product changes and price adjustments, there can be no assurance that it will be able to do so in the future.

Management owns enough stock to control Smart Truck, which places investors at risk of not being able to affect management decisions.

Management owns 8,000,000 shares of common stock that is entitled to 1 vote per share. Upon the consummation of this Offering, the officers and directors of Smart Truck will, beneficially own more than 80% of the voting rights, it is anticipated that these individuals will be in a position to control, the outcome of all matters requiring shareholder or board approval, including the election of directors. Such influence and control is likely to continue for the foreseeable future and significantly diminishes control and influence, which future shareholders may have on Smart Truck. See Securities Ownership of Management.

Smart Truck could issue additional stock, which could reduce the value of your investment.

The holders of Common Stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if Smart Truck were to elect to sell additional shares of Common Stock, or securities convertible into or exercisable to purchase shares of Common Stock following this Offering, persons acquiring Common Stock in this Offering would have no right to purchase additional shares and, as a result, their percentage equity interest in Smart Truck would be diluted. See Description of Securities.

Smart Truck has the authority to issue preferred stock, which could reduce the value of your investment.

The Board of Directors of Smart Truck has authority to issue up to 100,000 shares of preferred stock of Smart Truck and to fix the rights, preferences, privileges and restrictions of such shares without any further vote or action by the shareholders. The issuance of authorized and unissued Preferred Stock of Smart Truck will result in special rights and privileges, including voting rights, to individuals designated by Smart Truck and have the effect of delaying, deferring or preventing a change in control of the market price of the shares, as well as the voting and other rights of the holders of the Common Stock.

Securities and Exchange Commission rules concerning sales of low-priced securities may hinder re-sales of our common stock.

The Securities might be subject to the low-priced security or so-called penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities. For any transaction involving a penny stock the rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally monthly statements must be sent disclosing recent price information for the penny stocks held in the customer’s account. In the event the Securities are characterized as a penny stock, the market liquidity for the Securities could be severely affected. In such an event, the regulations relating to penny stocks could limit the ability of broker-dealers to sell the Securities and, thus, the ability of purchasers in this offering to sell their Securities in the secondary market.

Our securities have been thinly traded on the Over-the-Counter Pink Sheets, which may not provide liquidity for our investors.

There may be limited liquidity in our common stock and its price may be subject to fluctuation. Our securities are quoted on the Over-the-Counter Pink Sheets. The Over-the-Counter Pink Sheets are an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Stock Market or national or regional exchanges. Securities traded on the Over-the-Counter Pink Sheets are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The Securities and Exchange Commission’s order handling rules, which apply to, NASDAQ-listed securities do not apply to securities quoted on the Over-the-Counter Pink Sheets. Quotes for stocks included on the Over-the-Counter Pink Sheets are not listed in newspapers. Therefore, prices for securities traded solely on the Over-the-Counter Pink Sheets may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

Investors must contact a broker-dealer to trade Over-the-Counter Pink Sheets securities. As a result, you may not be able to buy or sell our securities at the times that you may wish.

Even though our securities are quoted on the Over-the-Counter Pink Sheets, the Over-the-Counter Pink Sheets may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the Over-the-Counter Pink Sheets, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

Our stock price is volatile and you may not be able to sell your shares for more than what you paid.

Our stock price has been subject to significant volatility, and you may not be able to sell shares of common stock at or above the price you paid for them. The trading price of our common stock has been subject to wide fluctuations in the past. Smart Truck was first listed on March 28, 2005 the range has been a low price of $1.00 and a high price of $2.00. The market price of the common stock could continue to fluctuate in the future in response to various factors including, but not limited to: quarterly variations in operating results; our ability to control costs and improve cash flow; announcements of technological innovations or new products by us or our competitors; changes in investor perceptions; and new products or produce enhancements by us or our competitors. The stock market in general has continued to experience volatility, which may further affect our stock price. As such, you may not be able to resell your shares of common stock at or above the price you paid for them.

We do not intend to pay dividends in the foreseeable future; Any investment gains will have to come by appreciation in the stock price rather than dividends.

Smart Truck has paid no dividends to its stockholders and does not plan to pay dividends on its common stock in the foreseeable future. Smart Truck currently intends to retain any earnings to finance future growth. Investors may receive investment gains through appreciation of value of the stock in the public market.

Volatility in our common share price may subject us to securities litigation, thereby diverting our resources, which may have a material adverse, affect on our results of operations.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the targets of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We are subject to government regulation and licenses that, if we do not maintain, will have a material adverse affect on our business.

Smart Truck is subject to various federal, state and local laws, rules and regulations affecting its businesses and operations. Smart Truck is subject to various licensing regulation and reporting requirements by numerous governmental authorities which may include securities, banking, insurance, building, land use, environmental protection, health and safety and fire agencies in the state or municipality in which we are located. Difficulties in obtaining or failures to obtain the necessary approvals, licenses or registrations could delay or prevent the development or operation of a given business.

We are dependent on U.S. Property and Casualty Insurance Companies without which we may not be able to operate our business.

Smart Truck has obtained comprehensive insurance, including general liability, fire and extended coverage, which we consider adequate. However, there are certain types of losses that may be uninsurable or not economically insurable. If such a loss should occur, Smart Truck would, to the extent that it is not covered for such loss by insurance, suffer a loss of the capital invested in, as well as anticipated profits and/or cash flow from, such damaged or destroyed properties. Punitive damage awards are generally not covered by insurance; thus, any awards of punitive damages that we may be liable could adversely affect our ability to continue to conduct our business, to expand operations or to acquire additional subsidiaries. There is no assurance that any insurance coverage maintained by Smart Truck will be adequate, that we can continue to obtain and maintain such insurance at all or that the premium costs will not rise to an extent that they adversely affect our ability to economically obtain or maintain such insurance.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or project,” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. High and low closing bid information for our common stock is based on information received from Bloomberg L.P., the NASDAQ Trading and Market Services, and a company market maker.

The quotations reflect inter-dealer price, without mark-up, markdown or commission and may not represent actual transactions. As of June 30, 2005, there were approximately 1,863 stockholders of record of our common stock.

DILUTION

The proceeds from the sale of shares will vary depending on the total number of shares sold. If all 3,000,000 shares offered hereunder were sold, there would be a total of 11,783,374 common shares issued and outstanding. If all 3,000,000 shares were sold the net proceeds after deducting the offering costs of approximately $30,000 will be $8,970,000. Adding the net offering proceeds to the net tangible book value, our total net tangible book value would be $12,036,654 Dividing our net tangible book value by the number of shares outstanding after the sale of the maximum offering results in a per share net tangible book value of approximately $1.02

Therefore, the shareholders who purchase in this offering will suffer an immediate dilution in the book value of their shares of approximately $1.98 or approximately 66% and our present shareholders will receive and immediate book value increase of approximately $0.64 per share.

If 1,000,000 shares offered hereunder were sold, there would be a total of 9,783,374 common shares issued and outstanding. The net proceeds after deducting the estimated offering costs of $30,000 will be $2,970,000. Adding the net offering proceeds to the net tangible book value, our total net tangible book value would be $ 6,036,654 Dividing our net capital book value by the number of shares outstanding discloses a per share book value of approximately $0.62 Therefore, the shareholders who purchase in this offering will suffer an immediate dilution in book value of their shares of approximately $2.38 or approximately 79% and our present shareholders will receive and immediate book value increase of almost $0.24 per share.

If 500,000 shares offered hereunder were sold, there would be a total of 9,283,374 common shares issued and outstanding. The net proceeds after deducting the estimated offering costs of $30,000 will be $1,470,000 Adding the net offering proceeds to the net tangible book value, our total net tangible book value would be $4,536,654. Dividing our net capital book value by the number of shares outstanding discloses a per share book value of approximately $0.49 Therefore, the shareholders who purchase in this offering will suffer an immediate dilution in book value of their shares of approximately $2.51 or approximately 83% and our present shareholders will receive and immediate book value increase of almost $0.11 per share. The following table illustrates the dilution, which will be experienced by investors in the offering:

	If 100% of Offering sold	If 50% of Offering sold	If 25% of Offering sold

Offering price per share before deduction of offering expenses	$3.00	$3.00	$3.00
Net tangible book value per share before the offering	$0.38	$0.38	$0.38
Net tangible book value per share after the offering	$1.02	$0.62	$0.49
Dilution to new investor per share	$1.98	$2.38	$2.51
Dilution to new investor as a percentage	66%	79%	83%

Comparative Data: The following chart illustrates our pro forma proportionate ownership, upon completion of the offering, assuming 100%, 50% and 25% of the shares is sold, of present stockholders and of investors in the offering, compared to the relative amounts paid and contributed to our capital by present stockholders and by investors in this offering, assuming no changes in net tangible book value other than those resulting from the offering.

If 100% of the offering or 3,000,000 shares were sold
	Shares Owned	Percentage Total Shares Outstanding	Total Consideration	Percentage Total Consideration	Average Price / Share
New Investors
	3,000,000	26%	$9,000,000	65%	$3.00
Existing
Shareholders	8,513,374	74%	$4,899,480	35%	$0.58
If 50% of the offering or 1,500,000 shares were sold
New Investors
	1,500,000	15%	$4,500,000	48%	$3.00
Existing
Shareholders	8,513,374	85%	$4,899,480	52%	$0.58
If 25% of the offering or 750,000 shares were sold
New Investors
	750,000	6%	$2,250,000	31%	$3.00
Existing
Shareholders	8,513,374	94%	$4,899,480	69%	$0.58

USE OF PROCEEDS

The following table sets forth management’s estimate of the allocation of net proceeds expected to be received from this offering. Actual expenditures may vary from these estimates. Pending such uses, we will invest the net proceeds in investment-grade, short-term, interest bearing securities. In the event that the entire offering is not sold, the proceeds received would be used for purchase of raw materials and component parts. Purchase of automated machine tools, marketing and increasing receivables and working capital would be deferred until funds were available.

	100% of the Offering or 3,000,000 shares sold	50% of the Offering or 1,500,000 shares sold	25% of the Offering or 500,000 shares sold
Total Proceeds	$9,000,000	$4,500,000	$2,250,000
Less:
Commission (1)	-0-	-0-	-0-

Offering expenses	$30,000	30,000	30,000

Net Proceeds	$8,970,000	$4,470,000	$2,220,000

Use of Net Proceeds
Purchase of raw materials:	$4,000,000	$2,500,000	$1,250,000

Purchase of component parts:	2,580,000	1,650,000	770,000

Purchase of jigs, dies and
computerized manufacturing
machines	$1,500,000	$0	$0

Purchase of automated
machine tools:	400,000	200,000	200,000

Marketing:	240,000	40,000	0

Increase in working capital: (2)	250,000	80,000	0

Total use of net proceeds:	$8,970,000	$4,470,000	$2,220,000

(1)     We plan to have our officers and directors offer and sell the shares. They will receive no discounts or commissions. To the extent that our officers and directors sell the shares, the proceeds, which allocated for commissions will be additional working capital. We do not have any agreements, arrangements or understandings with any broker/dealers to offer or sell our shares, although we may, at our discretion, retain such to assist in the offer and sale of shares. This represents the maximum underwriting discounts and commissions we will pay if broker/dealers are used to sell the shares.

(2)     Working capital will be applied to support cash flow, payroll and as a reserve for unexpected expenses.

PLAN OF DISTRIBUTION

Currently we plan to have our officers sell the common shares on a self-underwritten basis. They will receive no discounts or commissions. Our officers will deliver prospectuses to these individuals and to others who they believe might have interest in purchasing all or a part of this offering.

We also may retain licensed broker/dealers to assist us in the offer and sell shares, if we deem such to be in our best interest. At this time we do not have any commitments, agreements or understandings with any broker/dealers. The maximum underwriting discounts and commissions we are willing to pay to engage broker/dealers is 10%. In the event we retain any broker/dealers to assist in the offer and sell shares we will update this prospectus accordingly.

In order to buy shares you must complete and execute the subscription agreement and return it to us at 22101 Alessandro Blvd., Moreno Valley, California 92553. Payment of the purchase price must be made by check payable to the order of Smart Truck Systems, Inc. The check may be delivered directly to Smart Truck Systems, Inc. at the above-mentioned address

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Our officers will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are that:

    1.        The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

    2.        The person is not at the time of their participation, an associated person of a broker/dealer; and,

    3.        The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be one of our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with a broker/dealers. They have not nor will not participate in the sale of securities of any issuer more than once every twelve months. Only after the SEC declares our registration statement effective, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us as a possible investment in the offering.

We intend to sell our shares in the United States of America.

Penny Stock Rules / Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated there under. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors who are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares due to broker-dealer reluctance to undertake the above-described regulatory burdens.

Legal Proceedings

To our knowledge none of our officers or directors is a party to any material legal proceeding or litigation and such persons know of no material legal proceeding or contemplated or threatened litigation. There are no judgments against us or our officers or directors. None of our officers or director has been convicted of a felony or misdemeanor relating to securities or performance in corporate office.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
RESULTS OF OPERATION FOR THE YEAR ENDED JUNE 30, 2005 AND QUARTER ENDED DECEMBER 31, 2005

The following discussion of the financial condition and results of operations of Smart Truck Systems, Inc., should be read in conjunction with the financial statements and notes thereto included elsewhere in this report.

This discussion contains forward-looking statements that involve risks and uncertainties, Smart Truck Systems, Inc., actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to competition and overall market conditions.

We are organized into a holding company (Smart Truck Systems, Inc.) that handles all aspects of being a publicly traded company. Smart Truck Systems, Inc., is a 100% owner of STS Manufacturing Company, a California corporation that operates a truck body manufacturing plant in Moreno Valley, California. In this document and in all financial reports Smart Truck refers to Smart Truck System, Inc. and STS Manufacturing Co. combined as one organization. Smart Truck does not have any off balance sheet arrangements with any companies or individuals.

Management feels the company is still in the development stage on June 30, 2005 because it was still involved heavily in the financial planning, raising capital (primarily working capital), training personnel, developing markets and starting production lines for front loaders, roll offs and side loaders.

We acquired the bulk of our assets from Kosti Shirvanian for stock in our Company. The equipment had not been used for several months so it required considerable repair to make it ready to use. The predecessor’s cost on the equipment was considerably more than similar equipment is available in the open market. Consequently, we made the following assumptions in valuing the equipment. We used values from recent used equipment auctions and brokers’ publications of used equipment for sale of similar items.

Predecessors costs were determined by GAAP standards after depreciation when applicable. The inventory had a predecessors costs of $667,327. We valued the inventory at $667,327. The office equipment had a predecessors cost of $160,480.11. We valued the office equipment at $77,331 based on values to replace the used office equipment. The manufacturing equipment had a predecessor’s cost of $2,680,421. We valued the manufacturing equipment at $1,107,246 based on values from recent used equipment auctions and brokers’ publications of used equipment for sale of similar items. The vehicles had a predecessors costs of $201,450 dollars. We valued the vehicles at wholesale blue book value $149,500. The jigs and dies had a predecessor’s cost of $1,980,261. We valued the jigs and dies at $1,107,246our cost to make them or replace them. The show equipment consists of two display booths for trade shows. The booths have been used in two trade shows: one in Phoenix, Arizona, and one in Las Vegas, Nevada. Predecessors cost of the show equipment was $305,260 dollars. We estimated their value at approximately 65% of the predecessors cost and about 50% of our cost to replace them. Inventories were valued at the present replacement cost if we purchased the parts and materials today. As we improve the designs of our products, some of our inventory could become obsolete. When this occurs, this obsolete inventory will be written off. The Inventory and its variations both increases and decreases are monitored daily. Presently we have no obsolete inventory. When inventory exceeds $1,250,000 the Company will establish an inventory allowance of approximately 1%. The write off would be very small as obsolete parts would be sold as replacement parts. Our Accounts Receivable are primarily with cities and counties so management feels that the likelihood of an uncollectible account is very small. Management will monitor Account Receivable growth and when appropriate will establish a reserve for uncollectible accounts.

	Predecessors cost	STS values
1. Inventory	$667,327	$667,327
2. Office equipment	$160,480	$73,856
3. Manufacturing equipment	$2,680,421	$1,107,246
4. Dies and Jigs	$1,980,261	$1,453,000
5. Show equipment	$305,260	$200,500
6. Vehicles	$201,450	$149,500
TOTAL:	$5,995,199	$3,651,429

The estimates used in determining these values effects the asset value of the company. This also effects the depreciation expensed by the company and in turn the profit or loss of Smart Truck and the earning or loss per share. Management elected to use a cost value less than predecessors cost to present in managements opinion a more accurate estimate of the value of the assets of Smart Truck.

Financial Planning And Budgeting

From inception until June 30, 2005 the company has spent a substantial amount of time in financial planning and budgeting of the company. We have determined the selling price of our products by valuing our cost to purchase various parts and our cost to purchase raw materials for the parts that we manufacture. We then estimated the cost of labor for the manufacture of each part. This, combined with our estimate of the labor to assemble the product—plus an allowance for general and administrative expense and profit—makes up our selling price. The labor and the allocation of general and administrative expense and estimates could vary greatly from our figures. This variation could greatly affect our profitability. Management is carefully keeping records of the actual time spent on manufacturing our products to enable us to improve the accuracy of our estimates.

If our estimates are wrong we could over or understate the cost of goods sold. This could result in operating losses for Smart Truck. At this time as we are starting to produce truck bodies we are dependent on these estimates to determine the selling price of our products.

The warranty that we extend to purchase our trucks is generally a pass through from the manufacturers of the component part. Therefore, we have only a minimal warranty liability. We have estimated a warranty liability of two and one-half percent (2.5%) of sales. We have no basis or experience to base this upon. Smart Truck does not have a rebate, return, discount, or allowance program at this time, and has no plan to commence one.

Our primary business is to manufacture refuse truck bodies. The service repair and sale of parts will be only be a small part of the revenue and business of the company. The service repair and parts is designed to support our manufacturing of Smart Truck refuse bodies. At this time Smart Truck has not commenced its major operations of producing two refuse bodies per week.

Smart Truck is considered a development stage company because it has not commenced its major operation of producing two refuse vehicles a week profitability. In addition the company have not achieved major revenues in connection with the sales of two refuse vehicles a week.

Revenue is recognized on the accrual basis, when the service is rendered or when the refuse body, part or service is delivered to the customer. Expenses are recorded on an accrual basis. At this time Smart Truck does not have an advertising allowance, volume discount or an other form of sales incentive.

Our planned principal operation is to manufacture on an assembly line bases front loaders, roll offs and side loader refuse truck bodies. From inception until June 30, 2005 the service repair and sale of parts was only a small part of the revenue and business of the company. The service repair and parts was designed to support our manufacturing of the 10 front loaders and 7 roll offs sold during our audit period. At this time Smart Truck has not commenced its planned principal operations of manufacturing on an assembly line bases one front loader, one side loader and one roll off a week.

Raising Capital

Smart Truck has devoted a major amount of time from inception to raising capital for the company. Smart Truck has worked with investment bankers, venture capitalist and broker dealers in trying to determine the most efficient and cost effective way to raise capital for the company.

Developing Markets

In March of 2005 the company introduced its products to the Hawiian islands and the state of Arizona. The sales department has made several trips to the islands to develop the market and also traveled to numerous refuse collectors in Arizona attempting to introduce the products.. The company has provide literature and met with city officials both in Hawaii and in Arizona.

Recruting And Training

From inception the company has interviewed engineers, production and sales personnel in order to fill the necessary positions. Once funding allows the company will hire a production supervisor to oversee the planned operations of manufacturing on an assembly line bases front loaders, roll offs and side loaders. The company will also need to hire labors to fill the assembly line stations.

Research And Development.

The company acquired the designs for a front loader, roll off and side loader in September of 2004. From inception Smart Truck began to redesign and modify the refuse vehicles into a commercially feasible and marketable products.

1.	In January of 2005 Smart Truck finalized the design of the front loader and built 10 units from January 2005 until June of 2005 on a partial assembly line basis.

2.	In July of 2005 Smart Truck finalized the design on its roll off and commenced production on a truck by truck basis. From inception to the end of June 2005 Smart Truck built 15 units. The Roll offs are not being made on an assembly line basis at this time. Management will when funding is available develop an assembly line to produce roll off bodies.

3.	In September 2005 Smart Truck finalized the design on its side loader at this time Smart Truck is developing the manufacturing line to build the side loader and has not yet commenced the production of the units.

Smart Truck is considered a development stage company because it has not commenced its major operation of producing two refuse vehicles a week profitability. In addition the company has not achieved major revenues in connection with the sales of two refuse vehicles a week.

Smart Truck’s manufacturing operations are subject to federal, state, and local statutes and regulations relating to the protection of the environment, work site safety standards, and product size and weight limitations. Such regulations increase Smart Truck’s cost of doing business. The County of Riverside, California requires us to have a permit to use paint and solvents that are used in painting the trucks. This permit is called a Hazardous Waste Permit and costs $2,600 per year. In addition, Smart Truck has a a license from the Southern California Air Quality Board to spray paint. This license costs $4,750 per year. To date, Smart Truck has not had any material burdensome anti-pollution regulations affecting this Company.

All of our activities are disclosed in our financial statements. We have no off-balance sheet arrangements.

General

Our income is derived from our principal operations of manufacturing front loaders, roll offs and side loaders.. Smart Truck has also made nominal income form the repair of trucks owned by the refuse collectors in Southern California and lastly from the sale of parts for refuse collection trucks. When we acquired the manufacturing assets on September 1, 2004, there was no going business. The plant was inoperative. We spent the first four months repairing the plant and manufacturing an inventory of parts so we could start production of truck bodies

During this time we did some repairs on refuse trucks and sold a small amount of replacement parts. The total sales amounted to $300,926 for the four-month period ending December 31, 2004. Our manufacturing expenses for this period totaled $660,900 and marketing and administrative expenses were $186,757. This amounted to a net loss of $546,731 for the four-month period.

During the first Quarter of 2005, we built a production line with eight work stations and used two of the stations to produce front loader refuse bodies. The company produced and continued planning of the roll off production line. Roll offs were produced as a customer built unit. During the three-month period ending March 31, 2005, we produced 5 front loader refuse bodies at $352,876 dollars and 2 roll offs at $33,190 plus some parts, repairs for $78,394 giving us sales of $464,460.During this period we had manufacturing costs of $617,760 and marketing and administrative costs of $134,555. This resulted in a net loss before depreciation of $314,961.

During the three-month period ending June 30, 2005 Smart Truck continued the production of front loader bodies and 5 front loaders for $359,495 and 5 roll off at $93,600 plus some parts, repairs for $83,600. During this period we had sales of $536,695. Manufacturing cost were $675,590 and marketing and administrative costs were 226,261. This resulted in a net loss before depreciation of $338,050.

During the three-month period ending September 30, 2005, Smart Truck continued the production of front loader bodies and roll off bodies. During this period we had sales of $246,087. Manufacturing costs were $568,167 and marketing and administrative costs were $245,166. This resulted in a net loss of $567,245. Management has been concentrating on reducing the operating and manufacturing costs of the Company.

During the three-month period ending December 31, 2005, Smart Truck continued the production of front loader bodies and roll off bodies. During this period we had sales of $321,722. Manufacturing costs were $467,417 and marketing and administration costs were $218,402. This resulted in a net loss of $364,097. Management has been concentrating on increasing production and reducing the operating and manufacturing costs of the company.

On September 1, 2004 Smart Truck Systems, Inc. leased 81,000 sq. ft. of manufacturing facilities located on 8 ½ Acres in Riverside County California, which is forty miles west of Los Angeles California. Smart Truck Systems, Inc. leases this facility from Shirvanian Family Trust. This lease has now expired and Smart Truck has continued on at the premises on a month to month tendency and a cost of $30,000 a month. Smart Truck has also elected not to exercise the option to purchase the property. Smart Truck plans to move the manufacturing facility in June of 2006 to a building that will better serve the companies needs.

As of November 1, 2005, we have orders for 25 roll off bodies and 43 refuse collection bodies of which 8 refuse bodies are side loaders for the City of Honolulu, to be delivered over the next six months. These orders represent a sale value of $4,182,000. Management believes that the present sales organization can maintain an adequate backlog of orders to increase our production capacity.

To achieve our planned principal operations the company will need to acquire additional funding to purchase parts, raw materials, and labor to fill the production lines for front loaders, roll offs and side loaders. The Company is seeking a short term loan to enable it to increase production prior to obtaining investor capital.

Management also believes that we should be able to increase our production from September 2005 through September 2006. Our projections indicate that if we are successful in increasing production in September 2005 through September 2006, Smart Truck should show a profit from operations.

Market Risks

Management recognizes that the present manufacturers expanding their production, or new manufacturers entering the market may reduce the strong demand for refuse collection trucks. At the present time the truck manufacturing industry is not meeting the demand for new refuse collection trucks. We believe that our revenue will fund our operations starting in November 2005; however, to continue our present growth plans we are seeking additional financing.

DESCRIPTION OF THE BUSINESS

HISTORY

Smart Truck Systems, Inc. is a holding company formed in the State Of Nevada on June 11, 2004 by Robert L. Cashman.

Smart Truck Systems, Inc. has a wholly owned subsidiary, STS Manufacturing Co., a California Corporation that was organized to manufacture refuse collection trucks for the rubbish industry. STS Manufacturing Co. was organized by Robert L. Cashman to comply with employment laws of the state of California. In this document and in all financial reports Smart Truck refers to Smart Truck System, Inc. and STS Manufacturing Co. combined as one organization.

Smart Truck Systems acquired the truck body manufacturing assets of Kosti Shirvanian on Sept. 1, 2004, through an asset exchange agreement. Kosti Shirvanian had for many years owned Western Waste Industries, Inc. a refuse collection business with annual revenues exceeding $300 million annually. Mr. Shirvanian had developed a design for a refuse collection truck for his own use and had been manufacturing them for about 20 years while at Western Waste. Mr. Shirvanian sold the refuse collection business of Western Waste to U.S.A. Waste Services in December of 1995 for approximately 1 billion dollars.

Mr.  Shirvanian’s assets of the manufacturing, research and development of the refuse trucks was not part of the Western Waste to U.S.A. Waste Services agreement.

From December, 1995 to 2000 Kosti Shirvanian continued the research and development of the refuse vehicles. In July 2000 Mr. Shirvanian organized Waste Resources, a new refuse collection company in Gardena, California. From 2000 until September 1, 2004, Mr. Shirvanian continued his research and development of refuse collection trucks and built prototype trucks for his own companies, Waste Resources and Pacific Waste.

On September 1, 2004, pursuant to an asset exchange agreement Kosti Shirvanian contributed office equipment, manufacturing equipment, dies, jigs, show equipment, vehicles, parts and raw materials to Smart Truck Systems, Inc., a Nevada corporation for 4,000,000 shares of Smart Truck Systems, Inc. common stock. Mr. Shirvanian reported his cost of the assets to be $5,327,872.00 dollars. Smart Trucks Systems valued the assets on September 1, 2004 at $2,988,570 at current replacement value. Mr. Shirvanian maintained one prototype frontloaded, one prototype sideloader and prototype roll off refuse vehicles; replacement parts for refuse vehicles, a prototype refuse collection bucket and a prototype scout small utility refuse collection vehicle for a cost of $457,500 dollars.

On September 1, 2004, pursuant to a stock purchase agreement Robert L. Cashman purchased 4,000,000 shares of Smart Truck Systems, Inc. a Nevada corporation for $1,000,000 dollars. The $1,000,000 dollars was paid into the corporation over a six month period. The first payment was received by Smart Truck Systems, Inc. on September 1, 2004 for $300,000 and the second payment was received by Smart Truck Systems, Inc. on March 31, 2005 for $450,000. On March 31, 2005 Smart Truck Systems, Inc. credited Robert L. Cashman's stock purchase agreement for $250,000 dollars in exchange for 270,000 shares of Homesmart.com, Inc. a Colorado corporation which represented the controlling interest in Homesmart.com, Inc. This made Cashman and Shirvanian each owning 4,000,000 shares of Smart Truck Systems, Inc. a Nevada Corporation as of September 1, 2004.

On September 1, 2004 Smart Truck Systems, Inc. leased 81,000 sq. ft. of manufacturing facilities located on 8 ½ Acres in Riverside County California, which is forty miles west of Los Angeles California. Smart Truck Systems, Inc. leases this facility from the Shirvanian Family Trust. This lease has now expired and Smart Truck has continued on at the premises on a month to month tendency and a cost of $30,000 a month.. Smart Truck has also elected not to exercise the option to purchase the property. Smart Truck will look to move the manufacturing facility in June of 2006 to a building that will better serve the companies needs.

In the process of becoming a public company Robert L. Cashman acquired on February 1, 2005, 27,000,000 shares of common stock of Homesmart.com, Inc. for $250,000 dollars, which represented the controlling interest of Homesmart.com, Inc. Homesmart.com, Inc. was an inactive corporation that had no assets or liabilities and its stock previously was listed on the over-the-counter stock market commonly called the Pink Sheets.

Robert L. Cashman purchased the 27,000,000 shares (representing 55%) of Homesmart.com, Inc. from BBG, Inc., a Nevada corporation, owned by Mark Rice who at that time was President and Secretary of Homesmart.com, Inc. On February 1, 2005 after this purchase by Cashman, Mark Rice appointed Cashman President and Scarpello Secretary, and then resigned from all positions.

On March 8, 2005 Homesmart.com, Inc. reversed its common stock 100 to 1. After the reverse , Cashman owned 270,000 shares of common stock of Homesmart.com, Inc. and the remaining 1,800 shares holders collectively owed 224,951 shares of common stock of Homesmart.com, Inc.

On March 8, 2005 Homesmart.com, Inc. completed a reverse merger with Smart Truck Systems, Inc. The reverse merger required Smart Truck Systems, Inc. shareholders to exchange there stock for Homesmart.com, Inc. stock on a one for one basis. Therefore Homesmart.com, Inc. completed the following (1) exchange 4,000,000 common shares of its stock for 4,000,000 common shares of Smart Truck Systems, Inc. that belonged to Kosti Shirvanian, (2) for Homesmart.com, Inc to exchanged 4,000,000 common shares of its stock for 4,000,000 common shares of Smart Truck Systems, Inc. that belonged to Robert L. Cashman, (3) For Homesmart.com, Inc. to change its name to Smart Truck Systems, Inc., (4) For Homesmart.com, Inc. to redomesticate in the state of Nevada, (5) For Homesmart.com, Inc. to appoint Pollard and Kelly, certified public accountants as the company’s independent certified public accountants.

Pursuant to Cashman’s stock purchase agreement of September 1, 2004 with Smart Truck Systems, Inc. he contributed the 270,000 shares of Homesmart.com, Inc. in exchange for a credit of $250,000 dollars. This amount represented Cashman’s cost of the shares and the fair market value of the controlling shares of Homesmart.com, Inc. Smart Truck Systems, Inc. cancelled the 270,000 shares of Homesmart.com common stock on December 12, 2005 .

Smart Truck Systems, Inc. principal business is the manufacturing and/or distribution of refuse bodies. Smart Truck’s major customers consist of since inception City of Fresno, California $666,000 of which 10 front loaders were all delivered to the City of Fresno by mid 2005 , City of Honolulu, Hawaii $710,683.82 the eight side loaders will all be delivered by April of 2006. Smart Truck’s delivery dates to Honolulu have changed due to the fact that it did not receive the Auto car chassis until December of 2005. Smart Truck anticipates delivering four side-loaders in February of 2006 and remaining four side-loaders in March of 2006. Smart Truck has not delivered any bodies nor been paid on this contract to date and the contract contains in article 7 a non performance article which states if Contractor fails to perform either in completing the vehicles, in performing required warranty work, or in

20

providing spare parts, manuals and training, Purchaser will inform the City and alternate methods of purchase may be identified. Pacific Waste $194,403, Aloha Waste $103, 494, and Waste Resources $75,277 (Pacific Waste, Aloha Waste and Waste Resources are all owned and controlled by the same party Kosti Shirvanian who is also a major shareholder in Smart Truck) Depending on the product, it is either built directly on a truck chassis or built separately and installed at a later date. The truck chassis, which consists of a cab, engine, frame with wheels, is manufactured by third parties (Freightliner, Autocar, Peterbuilt and International) who are major automotive or truck companies. Such companies typically do not build refuse bodies.

Smart Truck normally sells the vehicle and/or equipment that have been installed on the chassis to truck dealers, truck equipment distributors, and fleet leasing companies or directly to end-users. The dealer sells truck bodies purchased by a truck dealer from Smart Truck to its own customers. Smart Truck believes in maintaining a strong foundation of repeat business. Marketing efforts focus on continuing and increasing business with existing customers, as well as attracting new clients. We currently employ four sales and marketing employees who report to Smart Truck’s Director of Sales who, in turn is responsible for overseeing and coordination of Smart Truck’s sales effort. Our sales and marketing strategy is to provide prompt, high quality and service to our customers at competitive prices. We target potential customers of all sizes, from companies with only a few refuse vehicles to large companies and municipalities. Because the waste collection and disposal business is a primarily localized business, most of our marketing activity is local in nature.

Smart Truck manufactures three basic truck designs:

FRONT LOADER TRUCKS

Primarily used for refuse collection for commercial locations where the business has a refuse collection bin. The truck is equipped with forks on the front of the truck to lift and dump the contents of the bin into a hopper located to the rear of the cab. The truck compacts the refuse to enable it to haul larger loads.

The truck operates with hydraulic systems that are controlled by programmed electronic controllers.

SIDE LOADER TRUCKS

Primarily used for residential refuse collection. The truck is equipped with an arm that can reach out from the side of the truck grab a residential refuse container and dump it into the receiving hopper on the truck then return the empty container to the curb side of the home. The truck compacts the refuse to enable it to haul larger loads.

The truck operates with hydraulic systems that are controlled by programmed electronic controllers.

ROLL-OFF HOIST TRUCKS

Primarily used for large commercial users and at construction sites. The containers picked up by these trucks can be 8 feet by 20 feet or more and may weigh as much as 10 tons. The truck is equipped to lower its rail system so a cable can be attached to the refuse container and pull it onto the truck.

Smart Truck’s business plan is to act aggressively in growing as an integrated manufacturer of refuse bodies by acquiring and integrating existing small refuse manufactures of refuse bodies in the Midwest and western United States, and to expand through internal growth and by making additional acquisitions in that industry when the company is profitable and cash flow permits.

Smart Truck generally targets acquisitions in markets where it will be, or can increase its market share to become, a significant provider of refuse bodies in that market. These markets typically are outside major metropolitan areas and tend to have concentrations of industrial businesses requiring smaller number of refuse vehicles. However, Smart Truck is not limited to these target market criteria, and as opportunities are identified, Smart Truck may acquire any manufacturer of refuse body operations throughout North America.

Smart Truck anticipates expanding its operations outside of manufacturing refuse vehicles and related lines of business resulting in a more diversified service company. Management intends to evaluate various types of service industries which are capital intensive, fragmented and have relatively high profit margins, seek out strategic acquisition opportunities in such industries and grow rapidly in such industries through further acquisitions, consolidation and internal growth. Acquisition candidates are evaluated by Smart Truck’s internal acquisition teams based on stringent criteria in a comprehensive process, which includes operational, legal and financial due diligence reviews. Smart Truck does not have any specific acquisition plans at this time, and does not have any specific timetable for an acquisition.

Currently, Smart Truck has organized its continuing operations into three general industry segments: (1) Principally the manufacturing of refuses bodies (front loaders, side loaders and roll offs), (2) service and repair department and (3) parts department.

Smart Truck’s manufacturing of refuse bodies consist of Front Loader, Side Loaders,Roll Offs and certain remediation services and related engineering and consulting services. Smart Truck Systems, Inc. designs and constructs automated, waste collection vehicles. Smart Truck differentiates itself by its ability to provide these products in a cost-controlled, environment. Our clients benefit from our technology, management, and craftsmanship.

The following are a few features of the Smart Truck Front and Side Loaders:

1.	Hydraulic System:
a.	Variable Displacement, high pressure (3000 psi), hydraulic Pump supplying On-demand power
b.	Cool system operation (30-40 Degrees F above ambient temperature compared to 70-80 degrees for conventional systems).
c.	Full operation of all functions at engine idle speed (750 rpm) allowing transmission to stay engaged.
d.	On the fly full-time packing up to 2700 rpm engine speeds.
e.	Proportional operation function capability in every circuit.
f.	Ramped (smooth) Starts and Stops of all functions.
g.	Smaller hydraulic lines and cylinders resulting in weight savings and higher payloads.
2.	General:
a.	Aerodynamic body, coupled to a on-demand hydraulic system.
b.	Tapered smooth body shape.
c.	Low idle (750 rpm) operation.
d.	Use of lubricated-for-life or composite wear materials.
e.	Arm keeps the container upright almost all the way to the hopper.
f.	Legal loads of up to 131/2 tons on selected models.
g.	Standard gripper arm is capable of picking 40 gallon to 105-gallon containers. Optional 300-gallon model with larger hopper is also available.

MARKET AND COMPETITION

According to Waste Industry News Magazine there are approximately 135,000 refuse collection vehicles in use in the United States, 40% of these are more than 10 years old. The average life of these vehicles is seven to ten years. The older vehicles are very inefficient. Repairs, maintenance and fuel make them very expensive to operate. The older trucks get about 4 miles to the gallon of fuel about half of what the newer trucks consume.

Waste Industry News estimates that about half of the present fleet will be replaced in the next three years. There are four major manufacturers of refuse collection vehicles in the United States and Canada: McNeilus, Heil, Whitke and Leach. They are all located in the eastern region of North America. Waste Industry News estimates that this group produces about 7,000 trucks per year and all the rest of the small manufacturers produce about 1,000 trucks per year. The entire present manufacturing capacity of refuse trucks will only address about one quarter of the projected demand. It is generally anticipated that both refuse collection and recycle companies will experience a significant wait for delivery of new equipment due to current production output and increasing demand.

EXECUTIVE COMPENSATION

Summary Compensation Table

             Set forth below is information concerning the compensation paid to, or accrued for, Smart Truck’s chief executive officer and its two most highly compensated executive officers for Smart Truck’s for the fiscal year ended June 30, 2005:

			Long-Term Compensation Awards
	Annual Compensation
Name And Principal Position	Salary	Bonus	Securities Underlying Options Granted	All Other Compensation
Robert L. Cashman	$52,000	$0	0	$0
CEO and President
Joseph R. Scarpello	$52,000	$0	0	$0
Vice President
John Vilagi	$52,000	$0	0	$0
Secretary

Option Grants in Last Fiscal Year:    None

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values:    None

Employment Agreements, Termination of Employment and Change-in-Control Arrangement:
The Company has a one year employment agreement with the CEO Robert Cashman at the above annual compensation. There are no agreements regarding compensation upon termination of employment or in the event of a change in control of the Company.

Compensation of Directors

             Directors of Smart Truck do not receive any compensation for their services as directors or as members of committees of the Board, but are reimbursed for their reasonable expenses incurred in attending meetings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Name	Age	Position
Robert L. Cashman	73	Director, President
Joseph R. Scarpello	45	Director, Vice President
John W. Vilagi	45	Director, Secretary, Chief Financial Officer
Kosti Shirvanian	75	Director
Khoren Shaginian	41	Director

The names and offices held with Smart Truck of each of Smart Truck’s officers and directors are set forth below. Officers and directors are elected annually.

ROBERT L. CASHMAN – President, Chief Executive Officer, Director
Mr. Cashman is also the president and owner of Delta Stag Corporation, a manufacturer of refrigerated and dry freight truck bodies. Mr. Cashman has owned and operated Delta Stag Corporation since he acquired it in 1988. Mr. Cashman has also been involved in merger, acquisition, reorganization, liquidation, and public offering transactions throughout his business career. In his first 12 years out of college, Mr. Cashman developed a fast growing insurance company that qualified him for the prestigious Young Presidents Organization. After successfully selling Smart Truck, his insurance company in 1972, he worked in the merger and acquisition business until 1977 when he acquired Pacific Envelope Company. Under his management Pacific Envelope grew very rapidly Pacific Envelope was able to qualify for the Inc. Magazine 500 fastest growing companies for five years in succession. Mr. Cashman recently retired from the Orange County Airport Commission after serving as its chairman for 24 years. The Orange County Airport Commission and its predecessor, the Orange County Airport Association, operates the John Wayne Airport. Mr. Cashman was instrumental in changing John Wayne Airport from a small local airport into the present major airline destination. Mr. Cashman is an active general aviation pilot and aircraft owner. He has been a member of the Board of Directors of several corporations, both public and private. Mr. Cashman was a Director of the Hartville Group, Inc., a public company, from April 20, 2000, to October 1, 2004, and President, Director of Equity Capital Group from February 1997 to April 2001.He has been involved in many civic organizations, including serving on the Governing Board of the National YMCA, has been active in the Boy Scouts, in the Young Presidents Organization, and numerous Blue Ribbon Committees. He earned a Bachelor of Science Degree in Business Administration from U.C.L.A. On September 2, 2002, on the advise of legal counsel, Mr. Cashman filed a Chapter 13 petition in U.S. Bankruptcy Court in Santa Ana, California as a result of a dispute over an improperly accelerated bank loan. The matter was resolved by negotiation with the bank and the petition was withdrawn on September 5, 2002.

JOSEPH R. SCARPELLO – Vice President, Director
Joseph R. Scarpello graduated from the University of Nebraska – Lincoln in 1982 with a Bachelor of Arts Degree in English Literature and History. Mr. Scarpello then received a Jurist Doctorate Degree from Western State University in 1986. He practiced law both in Federal and State Court in California for over 15 years. From July 1999 to September of 2004, Mr. Scarpello became Vice President of the Charleston Group, a merger and acquisition consulting company. In this capacity he worked on numerous acquisitions and mergers and has dealt with companies in the public market for the last five years. In the past he has worked on international and domestic transactions, as well as companies going public. While attending the University of Nebraska, he was a member of the wrestling team.

JOHN W. VILAGI – Secretary, Chief Financial Officer, Director
Mr. Vilagi has been active as a business consultant for the last nine years in widely diverse operational and financial positions centering on interim crisis management and turnaround projects. He has been retained by major banks, United States Trustees, and state court receivers to manage troubled businesses as well as to analyze business for continued viability. Mr. Vilagi has also been retained to develop financial plans and budgets, as well as to perform due diligence for firms specializing in mergers and acquisitions. Prior to starting his own consulting business he was International Budget Director for a major Swiss company with 23 international divisions responsible for developing standard accounting procedures as well as long and short term planning within all divisions. Mr. Vilagi sits on the Board of several private companies located in the United States and the United Kingdom. Mr. Vilagi earned a Bachelor of Arts Degree in Economics and Political Science from Hofstra University, New York and graduated with honors.

KOSTI SHIRVANIAN, Director
Mr. Shirvanian served as Chairman of the Board, President and Chief Executive Officer for Western Waste Industries from 1964 to May of 1996 when Western Waste merged with USA Waste Services (now Waste Management, Inc.) in Houston. Western Waste was a leading waste management company, providing collection services, landfill, transfer station and recycling operations in seven states.

Mr. Shirvanian immigrated to the United States in 1950 and bought a small refuse hauling company in 1955. Concentrating initially in Southern California, Smart Truck grew steadily through acquisitions, municipal contracts and by adding new customers. In 1966, Kosti signed his first municipal contract with the City of Inglewood. From then on, he signed on over 100 municipal contracts throughout the United States. On April 1, 1991, Western Waste began trading on the New York Stock Exchange. Prior to its merger with USA Waste Services, Western Waste exceeded $270 million in annual revenue with over 1,800 employees.

From 1996-2005, Mr. Shirvanian organized and operates Komar Investments, a real estate investment company. Mr. Shirvanian is very active in real estate investing at the present time.

KHOREN SHAGINIAN, Director
Mr. Shaginian, 41, has over 18 years experience in finance and project development. He is a CPA with a Bachelor of Science Degree in Accounting from the California State University, Los Angeles, and has a broad range of experience in various industries including real estate, environmental, waste management and high technology. Mr. Shaginian started his career at Coopers and Lybrand in the mid-1980s and has been involved in the development and growth of numerous businesses, including various start-up companies. Since 1997, Mr. Shaginian has been the Chief Financial Officer and Executive Vice President of Komar Investments, LLC, a multi-million dollar holding company engaged in a wide variety of investments. Mr. Shaginian is also widely experienced in corporate and international taxation and is fluent in several languages.

CARLOS GOMEZ, Production Supervisor
Mr. Gomez, age 47, has been in the manufacturing of refuse vehicles for over 25 years. Mr. Gomez started his career with Amrep of Southern California from (1987 to 1992) as assistant shop supervisor of the manufacturing of refuse bodies. From 1992 to 1996, Mr. Gomez worked for Western Waste of Southern California as the shop supervisor in the production of the refuse bodies. From 1992 until 2004 Mr. Gomez was the shop supervisor for Mr. Kosti Shirvanian. He was the lead person responsible for assignment and control of all personnel performing production work. Smart Truck promoted him to Production Supervisor. With 10 years in machine shop environment experience and seven years as shop foreman and assistant foreman, Mr. Gomez is an essential part of Smart Truck Systems, Inc. Mr. Gomez’s prime responsibility is to execute production plans as released by production planning.

VAHID ASLANIAN, Technical and Application Manager
Mr. Aslanian has worked in the refuse business for over 30 years. From 1991 until 2004 Mr. Aslanian ran the service department of Western Waste and was responsible for an annual budget in excess of 10 million dollars. Mr. Aslanian’s prime responsibility is quality assurance at both the plant and field level. He acts as a conduit between our customer, our engineering staff and production facility to ensure Smart Truck maintains its focus on addressing the challenges in the refuse collection industry through innovation and user feedback. His extensive field experience makes him Smart Truck’s key field contact.

JUAN BASALOS, Manufacturing Engineer
Mr. Basalos, age 72, has worked in the refuse industry for over 35 years. Mr. Basalos earned the equivalent of a Master’s Degree in Mechanical Engineering (Engineer of Mechanical Construction) from the Universidad Technologica Nacional in Argentina. He was recruited by Fiat Grandes Motor as an engineer. In 1969 he was hired as plant manager for Burmor Company, a manufacturer of hydraulic and pneumatic systems. In 1972 Mr. Basalos was hired as Chief Engineer for Ventury Hermanos, a major manufacturer of hydraulic components. In 1988 Mr. Basalos immigrated to the United States and worked for Western Waste as the Chief Manufacturing Engineer until his employment with Smart Truck Systems, Inc. which commenced on September 1, 2004. He is proficient with CAD programs and brings 30 plus years of practical engineering and design experience with automated hydraulic systems.

MARTIN CONTRERAS, Purchasing Manager
Mr. Contreras, age 42, has been involved with manufacturing of refuse vehicles since 1985, beginning with Maxon Industries located in Huntington Park, California, where he was employed as a planner and scheduler. In 1987, Mr. Contreras was promoted to handle inside sales for all Maxon products including refuse trucks and lift gates. Mr. Contreras also worked at Hydraulic Controls, Inc., from 1994 to 1996 as a sales technician , Hydraulic controls is a key supplier of hydraulic components for Smart Truck Systems, Inc. Prior to his employment at Smart Truck; he managed the maintenance and repair parts inventory for Athens Disposal from 1996 through 2004. In September 2004 Mr. Contreras joined Smart Truck Systems, Inc and handles the purchasing of parts and materials for the refuse bodies. Mr. Contreras brings 20 years of planning, purchasing and technical knowledge of refuse type truck bodies.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of Smart Truck: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the commodities futures trading commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Stock

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of December  19, 2005 by: (i) each person or entity who is known to Smart Truck to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each director of Smart Truck; (iii) for the fiscal year ending December 31, 2004, Smart Truck’s Chief Executive Officer and the two other most highly compensated executive officers named in the Summary Compensation Table in this Proxy Statement; and (iv) Smart Truck’s directors and executive officers as a group. Except as otherwise indicated, and subject to any interests of the reporting person’s spouse, Smart Truck believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares. On December 19, 2005, there were 8,513,734 shares of common stock issued outstanding. The table also reflects the percentage ownership before and after the assumed sale of 3,000,000 shares in the public offering.

Name	Number of Shares Beneficially owned	Percent Before Offering	Percent After Offering
Robert L. Cashman	3,915,000	48%	36%
Director, President
Joseph R. Scarpello	80,000	1%	0.7%
Director, Vice President
John W. Vilagi	0	0%	0%
Director, Secretary, Chief Financial Officer
Kosti Shirvanian	3,915,000	48%	36%
Director
Khoren Shaginian	80,000	1%	0.7%
Director
Officers and Directors as a Group (5 persons)	7,990,000	98%	73%

Changes in Control

We are not aware of any arrangements, which may result in a change in control of Smart Truck.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Smart Truck Systems, Inc.‘s common stock is quoted on the OTC Pink Sheets under the symbol SMKM. The high and low closing bid information for our common stock is based on information received from Bloomberg I.P., the NASDAQ Trading and Market Services, and a company market maker.

Quarter Ended	High	Low
December 31, 2004	$0.01	$0.01
March 31, 2005	$0.66	$0.63
June 30, 2005	$1.30	$1.30
August 11, 2005	$2.00	$2.00

The quotations reflect inter-dealer price, without mark-up, markdown or commission and may not represent actual transactions. As of June 30, 2005, there were approximately 1,863 stockholders of record of our common stock.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws and is qualified in its entirety. The Articles of Incorporation and Bylaws have been filed as exhibits to the Registration Statement of which this prospectus is a part.

Smart Truck is authorized to issue an aggregate fifty million (50,000,000) shares of Common Stock, $0.001 par value and One-Hundred Thousand (100,000) shares of Preferred Stock. When issued shares will be fully paid and nonassessable. To date Smart Truck has issued no Preferred shares and 8,513,374 Common Shares.

        Voting Rights: Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights, which mean that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors.

        Dividend Rights: Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of Groups of Smart Truck legally available therefore.

        Liquidation Rights: Upon any liquidation, dissolution or winding up of Smart Truck, holders of shares of Common Stock are entitled to receive pro rata all of the assets of Smart Truck available for distribution to shareholders after distributions are made to holders of Smart Truck’s Preferred Stock.

        Preemptive Rights: Holders of Common Stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of Smart Truck.

        Registrar & Transfer Agent: Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. Phone (303) 282-4800, FAX (303) 282-5800.

        Stock Options: Smart Truck has no stock option plan for its employees and has no current plans to develop one in the immediate future.

        Preferred Stock: Smart Truck is also authorized to issue one hundred thousand shares of Preferred Stock. The Preferred Stock or any series thereof shall have such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the manner in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such designations, preferences, rights and qualifications, limitations and restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the Board of Directors.

Dividend Policy

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Miscellaneous Rights and Provisions.

Holders of our common stock have no preemptive rights. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities. All outstanding shares of our common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable.

Anti-Takeover Effects of Provisions of the Articles of Incorporation

The authorized but unissued shares of our common stock are available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes, including, but not limited to, future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of Smart Truck that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the desires of Smart Truck’s Board of Directors. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of Smart Truck by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

LEGAL PROCEEDINGS

        We are not aware of any pending or threatened litigation that we believe is reasonably likely to have a material adverse affect on our results of operations, financial position or liquidity.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Articles of Incorporation and Bylaws include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of Smart Truck. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Smart Truck pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

FAMILY RELATIONSHIPS, CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no family relationships between any two or more of our directors or executive officers.

Khoren Shaginian is a Director of Smart Truck and has also been since 1997 to the present the Chief Financial Officer and Executive Vice President of Komar Investments, LLC. Komar investments, LLC is owned and controlled by Kosti Shirvanian who is a major shareholder in the company.

Smart Truck leased its present facility from the Shirvanian Family Trust, which is controlled by Kosti Shirvanian who is a major stock holder in the company, The following Companies purchased refuse bodies and parts from Smart Truck, Pacific Waste in fourteen separate transactions purchased $194,403 from November 2004 to June 10, 2005, Aloha Waste in one transaction purchased $103, 494, on February 11, 2005 and Waste Resources in seven separate transaction purchased $75,277 form November 2004 through May 19, 2005. Pacific Waste, Aloha Waste and Waste Resources are all owned and controlled by the same party Kosti Shirvanian who is also a major shareholder in Smart Truck.

John Vilagi is a Director of the company and on May 1, 2005 loaned the company $150,000 dollars secured by a promissory note due and payable on May 1, 2006 at interest rate of 7% simple interest.

INTEREST OF NAMED EXPERTS AND COUNSEL

Our Financial Statements have been included in this prospectus in reliance upon Pollard-Kelley Auditing Services, Inc., certified public accountants as experts in accounting and auditing.

REPORTS AND OTHER INFORMATION TO STOCKHOLDERS

We are not subject to the information and reporting requirements of the Securities Exchange Act of 1934 and we are not required to file periodic reports and other information with the Securities and Exchange Commission. We have filed this Form SB-2 registration statement with the Securities and Exchange Commission. The following documents may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 (a) this registration statement and exhibits thereto, (b) information filed with the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

This document and other information may be obtained from Smart Truck at 22101 Alessandro Boulevard, Moreno Valley, California 92553, Phone (951) 653-5955, FAX (951) 653-5520. This Form SB-2 may be inspected on Smart Truck’s web site, http://www.SMARTTRUCKSYSTEMS.Com.

Smart Truck Systems, Inc.
(A Development Stage Company)
Financial Statements
June 30, 2005
AUDITED

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets:
June 30, 2005	F-3

Statement of Income
For the Period From June 11, 2004 (Inception) through June 30, 2005	F-4

Statement of Shareholders' Equity
For the Period From June 11, 2004 (Inception) through June 30, 2005	F-5

Statement of Cash Flows
For the Period From June 11, 2004 (Inception) through June 30, 2005	F-6

Notes to the Consolidated Financial Statements	F-7

Pollard-Kelley Auditing Services, Inc.
Auditing Services	3250 West Market St, Suite 307, Fairlawn, OH 44333 330-864-2265

Report of Independent Registered Public Accounting Firm

Board of Directors
Smart Truck Systems, Inc. and Subsidiary
(A Development Stage Company)

We have audited the accompanying balance sheets of Smart Truck Systems, Inc. and Subsidiary (A Development Stage Company) as of June 30, 2005, and 2004 and the related statements of income, changes in stockholders’ equity, and cash flows for the year ended June 30, 2005, the period from June 11, 2004 through June 30, 2004 and the period from June 11, 2004 (Inception) through June 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The following statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements , the Company has suffered recurring losses from operations and has a working capital deficiency that raise substantial doubts about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at June 30, 2005, and 2004 and the related statements of income, changes in stockholders’ equity, and cash flows for the year ended June 30, 2005, the period from June 11, 2004 through June 30, 2004 and the period from June 11, 2004 (Inception) through June 30, 2005, in conformity with U.S. generally accepted accounting principles.

Pollard-Kelley Auditing Services, Inc.

/S/ Pollard-Kelley Auditing Services, Inc.

Fairlawn, Ohio
July 28, 2005 and December 15, 2005 with respect to the statement of changes in stockholders’ equity and Note 3.

Smart Truck Systems, Inc. and Subsidiary
(A Development Stage Company)
Balance Sheets
June 30, 2005 and 2004

	2005	2004
ASSETS
Current Assets
Cash	$3,003	$—
Accounts receivable	392,886	—
Inventories	855,998	—
Prepaid expenses	11,227	—

Total Current Assets	1,263,114	—
Fixed Assets
Office equipment	77,331	—
Manufacturing equipment	1,107,246	—
Dies and Jigs	1,453,000	—
Show equipment	201,493	—
Vehicles	149,500	—

	2,988,570	—
Less Accumulated depreciation	(583,135)	—

	2,405,435	—
Other Assets
Deposits	5,050	—

Total Assets	$3,673,599	$—

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$385,420	$—
Warranty reserve	13,871	—
Accrued expenses	160,040	—
Accrued payroll	45,928	—
Accrued and withheld taxes	1,686	—

Total Current Liabilities	606,945	—

Stockholders' Equity
Common Stock	8,513	—
Additional contributed and paid in capital	4,665,016	—
Deficit accumulated during the development stage	(1,582,826)	—
Stock subscription receivable	(24,049)	—

	3,066,654	—

Total Liabilities and Stockholders' Equity	$3,673,599	$—

See accompanying notes to financial statements.

Smart Truck Systems, Inc. and Subsidiary
(A Development Stage Company)
Statement of Income
For the Year Ended June 30, 2005, the Period From June 11, 2004 Through June 30, 2004 and
From June 11, 2004 (Inception) Through June 30, 2005

	Year Ended June 30, 2005	Period From June 11, 2004, Through June 30, 2004	Since Inception
Sales	$1,302,081	$—	$1,302,081
Cost of Sales
Direct cost of sales	1,250,971	—	1,250,971
Indirect cost of sales	1,076,106	—	1,076,106
	2,327,077	—	2,327,077

Gross Profit	(1,024,996)	—	(1,024,996)
Marketing and administrative expenses
Marketing	161,193	—	161,193
Administrative	396,637	—	396,637
	557,830	—	557,830

Loss before taxes	(1,582,826)	—	(1,582,826)
Tax Provisions
Tax provisions	—	—	—
Net Loss	$(1,582,826)	$—	$(1,582,826)

Net Loss Per Share	$(0.19)
Average Shares Outstanding	8,256,590

See accompanying notes to financial statements.

Smart Truck Systems, Inc. and Subsidiary
(A Development Stage Company)
Statement of Shareholders’ Equity
For the Period From June 11, 2004 (Inception) through June 30, 2005

	Common Stock
	Shares	Value	Additional Paid in Capital	Deficit Accumulated During the Development Stage	Stock Subscriptions Receivable	Total
Balance June 11, 2004 and June 30, 2004	—	$—	$—	$—	$—	$—
Shares issued per asset exchange
agreement	4,000,000	4,000	3,647,429	—	—	3,651,429
Shares issued pursuant to stock purchase agreement	4,000,000	4,000	746,000	—	—	750,000
Merger with Homesmart.com, Inc.	494,951	495	(495)	—	—	—
Shares sold	288,423	288	271,812	—	(24,049)	248,051
Retirement of Shares	(270,000)	(270)	270	—	—	—
Net (Loss)	—	—	—	(1,582,826)	—	(1,582,826)

Balance June 30, 2005	8,513,374	$8,513	$4,665,016	$(1,582,826)	$(24,049)	$3,066,654

See accompanying notes to financial statements.

Smart Truck Systems, Inc. and Subsidiary
(A Development Stage Company)
Statement of Cash Flows
For the Year Ended June 30, 2005, the Period From June 11, 2004 Through June 30, 2004 and
From June 11, 2004 (Inception) Through June 30, 2005

	Year Ended June 30, 2005	Period From June 11, 2004, Through June 30, 2004	Since Inception
CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss)	$(1,582,826)	$—	$(1,582,826)
Adjustments to reconcile net earnings to
cash (Used) by operating activities:
Depreciation	583,135	—	583,135
Changes in Current Assets and Liabilities
(Increase) in Accounts receivable	(392,886)	—	(392,886)
(Increase) in Inventories	(188,671)	—	(188,671)
(Increase) in Prepaid expenses	(11,227)	—	(11,227)
Increase in Accounts payable	385,420	—	385,420
Increase in Warranty reserve	13,871	—	13,871
Increase in Accrued expenses	160,040	—	160,040
Increase in Accrued Payroll	45,928	—	45,928
Increase in Accrued and withheld taxes	1,686	—	1,686

NET CASH (USED) BY OPERATING
ACTIVITIES	(985,530)	—	(985,530)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(4,468)	—	(4,468)
Increase in deposits	(5,050)	—	(5,050)

NET CASH (USED) IN INVESTING
ACTIVITIES	(9,518)	—	(9,518)

CASH FLOWS FROM FINANCING ACTIVITIES
Sale of Common stock	1,022,100	—	1,022,100
Increase in Stock subscription receivable	(24,049)	—	(24,049)

NET CASH PROVIDED FROM
FINANCING ACTIVITIES	998,051	—	998,051

NET INCREASE (DECREASE) IN CASH	3,003	—	3,003

CASH AT BEGINNING OF PERIOD	—	—	—

CASH AT END OF PERIOD	$3,003	—	$3,003

See accompanying notes to financial statements.

SMART TRUCK SYSTEMS, INC. AND SUBSIDIARY
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History

Smart Truck Systems, Inc (the Company) was formed in the State of Nevada on June 11, 2004 and was dormant from June 11, 2004 through June 30, 2004.

In September 2004, the Company acquired 100% of the outstanding shares of STS Manufacturing Co., a California Corporation that was organized to manufacture trash collection trucks for the waste collection industry. The Company occupies an 81,000-sq. ft. manufacturing facility located on eight and a half acres of Riverside County, forty miles west of Los Angeles.

On March 8, 2005, the Company entered into an Articles of Merger agreement with Homesmart.com, Inc. a publicly traded shell corporation formed in the state of Colorado on April 14, 1995. Homesmart.com was a shell with no assets and liabilities at the time of the acquisition and therefore the acquisition was treated as a reverse merger whereby the acquired company is treated as the acquiring company for accounting purposes. The Nevada Company was merged into the Colorado Company and the Nevada Company ceased existence on the effective date of the merger when the two companies’ became a single corporation.Homesmart.com, Inc. shares are being used as the continuing legal entity. Wherein Homesmart.com, Inc. redomesticated in the state of Nevada and changed its name to Smart Truck Systems, Inc.

On March 8, 2005 Homesmart.com, Inc. reversed its common stock 100 to 1 and the control of the company was, transferred to the officers of Smart Truck Systems, Inc. After the reverse , a major stockholder owned 270,000 shares of common stock of Homesmart.com, Inc. and the remaining 1,800 shareholders collectively owed 224,951 shares of common stock of Homesmart.com, Inc. There after on March 8, 2005 Homesmart.com, Inc. completed a reverse merger with Smart Truck Systems, Inc. The reverse merger required Smart Truck Systems, Inc. shareholders to exchange there stock for Homesmart.com, Inc. stock on a one for one basis. The reverse merger required Homesmart.com, Inc. to (1) exchange 8,000,000 common shares of its stock for 8,000,000 common shares of Smart Truck Systems, Inc., (2) For Homesmart.com, Inc. to change its name to Smart Truck Systems, Inc., (3) For Homesmart.com, Inc. to redomesticate in the state of Nevada.

All significant inter-company transactions have been eliminated in the preparation of these financial statements.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with an original maturity of three months or less at the date of purchase to be cash equivalents.

Cash paid during the period for:

Interest Income taxes	2004 $ -0- -0-

SMART TRUCK SYSTEMS, INC. AND SUBSIDIARY
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Revenue and Expense Recognition

Revenue and expenses are recorded on an accrual basis. Revenue is recognized when delivery has occurred or service has been rendered and collectibility is reasonably assured. Concurrently, reserves are recorded for the estimate cost to repair or replace products under warranty arrangements. These accruals are adjusted periodically to reflect actual and anticipated expenses.

Inventories

Inventories are valued at the lower of cost or market basis using the first-in first-out method of costing. The breakdown of inventory at June 30, 2005 is as follows:

Raw materials	$267,373
Work in process	233,625
Finished Goods	355,000

$855,988

Property and Equipment

Property and equipment are carried at cost. Maintenance, repairs and renewals are expensed as incurred. Depreciation of property and equipment is provided for on a straight line basis over their estimated useful lives as follows:

Office equipment	5 years
Equipment	10 years
Die and jigs	3 years
Show equipment	5 years
Vehicles	3 years

Warranty Reserves

The major components of the products the Company sells have pass through warranties, from the component manufacturers. Accordingly, the Company has established a warranty reserve on all units sold of 2.5% of the gross selling price. Management intends to reevaluate the reserve annually.

SMART TRUCK SYSTEMS, INC. AND SUBSIDIARY
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — CONTINUED

Income Taxes

        At June 30, 2005 the Company has a net operating loss carry forward of approximately $1,580,000. There may be certain limitations on the Company’s ability to utilize the loss carry-forwards in the event of a change of control, should that occur. The amount recorded as a deferred tax asset, cumulative as of June 30, 2005, is $633,130, which represents the amount of tax benefits of the loss carry-forwards.

The Company has established a valuation allowance for this deferred tax asset of $633,130, as the Company has no long-term history of profitable operations. The significant components of the net deferred tax asset as of June 30, 2005 are:

Net operating losses	$633,130
Valuation allowance	(633,130)

Net deferred tax asset	$–0–

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Significant estimates used for the preparation of these financial statements are the value of fixed assets purchased and depreciable lives of the assets purchased. See Note 2.

Concentration of Credit Risks

During the period, the Company had deposits in banks in excess of the FDIC insurance limit.

SMART TRUCK SYSTEMS, INC. AND SUBSIDIARY
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — CONTINUED

Development Stage

The Company is classified as a development stage entity, since it devotes most of its activities to establishing business and its principal activities have not yet commenced.

NOTE 2 — ASSET PURCHASE AGREEMENT

On August 23, 2004 the Company entered into an asset exchange agreement with a shareholder, whereby the Company issued 4,000,000 shares of its common stock for selected manufacturing assets. The management values these assets purchased and the share issue as follows:

Inventories	$667,327
Office equipment	73,856
Manufacturing equipment	1,107,246
Dies and Jigs	1,453,000
Show equipment	200,500
Vehicles	149,500

Total Value of Stock Issued and Assets Purchased	$3,651,429

The value established by management is a significant estimate used in the preparation of these financial statements and was made using values from recent used equipment auctions, and brokers publications of used equipment for sale for similar items. Blue book values were used for the vehicles.

In addition, the depreciable life assigned to these items (Note 1) is a significant estimate.

These estimates are required by generally accepted accounting principles. Actual results could differ from these estimates.

NOTE 3 – EQUITY

Preferred Stock

At June 30, 2005, the Company has 100,000 shares of preferred shares authorized, with a par value of $.001. There are no shares outstanding at June 30, 2005. The Board of Directors will determine the terms of the preferred stock when the shares are issued.

Common Stock

At June 30, 2005 the Company has 50,000,000 shares of common stock authorized, with a par value of $.001 per share. There are 8,513,374 shares outstanding at June 30, 2005. On December 12, 2005, a major shareholder of the Company returned 270,000 shares to the transfer agent for canceling. These were the shares purchased for $250,000 to obtain control of HomeSmart.com, Inc. before the merger with Smart Truck Systems, Inc. , and for which a major shareholder was given a $250,000 credit towards the stock purchase agreement with the private company.

SMART TRUCK SYSTEMS, INC. AND SUBSIDIARY
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005

NOTE 3 – EQUITY — CONTINUED

Stock Subscriptions Receivable

The Company has a $24,049 stock subscription receivable at June 30, 2005 from a shareholder. The receivable is to be paid in full within 90 days.

NOTE 4 – RELATED PARTIES

On August 23, 2004 the Company entered into an asset exchange agreement with a shareholder, whereby the Company issued 4,000,000 shares of its common stock for selected manufacturing assets. The management values these assets purchased and the share issue as follows:

Inventories	$667,327
Office equipment	73,856
Manufacturing equipment	1,107,246
Dies and Jigs	1,453,000
Show equipment	200,500
Vehicles	149,500

Total Value of Stock Issued and Assets Purchased	$3,651,429

One of the Company’s shareholders was also its major customer during the period. Total sales to this customer during the period were $312,331. There is a receivable balance of $34,718 from this customer at June 30, 2005.

The Company owed two of its officers and directors $74,490 at June 30, 2005 for normal operating supplies and expenses. These amounts are recorded in the Accounts payable balance at June 30, 2005.

On September 1, 2004 the Company entered into a one year lease agreement for manufacturing and office space from a trust whose beneficiaries are the children of a stockholder (see Note 6). At June 30, 2005 the Company owed $170,000 on this lease at June 30, 2005.

SMART TRUCK SYSTEMS, INC. AND SUBSIDIARY
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005

NOTE 5 – COMMITMENTS

On September 1, 2004 the Company entered into a one year lease agreement for manufacturing and office space from a trust whose beneficiaries are the children of a stockholder. The lease terminates August 31, 2005. Lease payments are on a sliding scale as follows:

Period Months 1 & 2 Months 3 to 12	Monthly Rent $ 5,000 20,000

At June 30, 2005 the Company owed $170,000 on this lease.

On September 1, 2004 the Company assumed the balance of a five-year lease agreement for office equipment. The lease terminates January 1, 2006. The lease calls for monthly payments of $410 per month.

Future minimum payments due under these lease agreements are as follows:

2005 2006 2007 2008 2009	$ 44,920 2,460 -0- -0- -0-

Purchase Option

On September 1, 2004, the Company entered into a purchase option for the building and land it is leasing. The agreement calls for a purchase price of $5,500,000 for the property, payable $100,000 by May 1, 2005 and the balance $5,400,000 by July 31, 2005. The Company is also required to make $100,000 of improvements. The cost of the improvements will be deducted from the purchase price.

NOTE 6 – GOING CONCERN

The Company has not generated significant revenues or profits to date. This factor among others may indicate the Company will be unable to continue as a going concern. The Company’s continuation as a going concern depends upon its ability to generate sufficient cash flow to conduct its operations and its ability to obtain additional sources of capital and financing. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management will continue raising working capital, and looking for long and short term debt to relieve the working capital problems. In addition management will continue an aggressive program of cost control in the plant and administration to reduce losses move towards profitability. Finally, management will aggressively attempt to increase sales as working capital allows.

Smart Truck Systems, Inc.
(A Development Stage Company)
Financial Statements
December 31, 2005
UNAUDITED

Balance Sheets:
December 31, 2004 June 30, 2005 and December 31, 2005	FR-2

Statement of Income
For the Period From June 11, 2004 through December 31, 2005
For the Period From October 1, 2005 through December 31, 2005
For the Period From October 1, 2004 through December 31, 2004	FR-3

Statement of Shareholders' Equity
For the Period From June 11, 2004 (Inception) through December 31, 2005	FR-4

Statement of Cash Flows
For the Period From June 11, 2004 (Inception) through December 31, 2005
For the Period From October 1, 2005 through December 31, 2005
For the Period From October 1, 2004 through December 31, 2004	FR-5

Notes to the Consolidated Financial Statements	FR-6

Smart Truck Systems, Inc.
(A Development Stage Company)
Balance Sheet
Unaudited

	12/31/2004	12/31/2005

ASSETS
Current Assets
Cash	$—	$—
Accounts receivable	162,140	285,883
Inventories	819,737	1,056,193
Prepaid expenses	7,282	—

Total Current Assets	989,159	1,342,076
Fixed Assets
Office equipment	73,856	77,331
Manufacturing equipment	1,107,246	1,107,246
Dies and Jigs	1,453,000	1,453,000
Show equipment	200,500	201,493
Vehicles	149,500	149,500

	2,984,102	2,988,570
Less Accumulated depreciation	(233,254)	(933,017)

	2,750,848	2,055,553
Other Assets
Deposits	—	5,050

Total Assets	$3,740,007	$3,402,680

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$46,855	$363,145
Warranty reserve	4,382	18,699
Accrued expenses	50,000	290,000
Notes Payable - Short Term	—	150,000
Accrued payroll	40,524	28,675
Accrued and withheld taxes	9,009	6,801

Total Current Liabilities	150,770	857,320
Notes Payable - Long Term	—	386,000

Total Liabilities	150,770	1,243,320

EQUITY
Stockholders' Equity
Common Stock	8,000	8,513
Additional contributed and paid in capital	4,125,308	4,665,016
Deficit accumulated during the development stage	(544,071)	(2,514,169)
Stock subscription receivable	—	—

	3,589,237	2,159,360

Total Liabilities and Stockholders' Equity	$3,740,007	$3,402,680

See accompanying notes to financial statements.

Smart Truck Systems, Inc.
Statement of Income
For the Periods
October 1, 2004 through December 31, 2004
October 1, 2005 through December 31, 2005
June 11, 2004 (Inception) through December 31, 2005
Unaudited

Beginning Ending	Period 10/1/2004 12/31/2004	Period 10/1/2005 12/31/2005	Period 6/11/2004 12/31/2005

Sales	$278,056	$321,722	$1,869,890

Cost of Sales
Direct cost of sales	242,234	164,732	1,667,245
Indirect cost of sales	346,549	302,685	1,695,416

	588,783	467,417	3,362,661

Gross Profit	(310,727)	(145,695)	(1,492,771)

Marketing and administrative expenses
Marketing	13,357	114,896	352,882
Administrative	135,623	103,506	668,516

	148,980	218,402	1,021,398

Loss before taxes	(459,707)	(364,097)	(2,514,169)

Tax Provisions

Tax provisions	—	—	—

Net Loss	$(459,707)	$(364,097)	$(2,514,169)

See accompanying notes to financial statements.

Smart Truck Systems, Inc.
Statement of Shareholders' Equity
For the Period From June 11, 2004 (Inception) through December 31, 2005
Unaudited

	Common Stock		Additional Paid in	Accumulated During the Development	Stock Subscriptions
	Shares	Value	Capital	Stage	Receivable	Total
Balance June 11, 2004 and June 30, 2004	—	$—	$—	$—	$—	$—

Shares issued per asset exchange agreement	4,000,000	4,000	3,647,429	—	—	3,651,429

Shares issued pursuant
to stock purchase agreement	4,000,000	4,000	746,000	—	—	750,000

Merger with Homesmart.com, Inc.	494,951	495	(495)	—	—	—

Shares sold	288,423	288	271,812	—	(24,049)	248,051

Retirement of Shares	(270,000)	(270)	270	—	—	—

Net (Loss)	—	—	—	(1,582,826)	—	(1,582,826)

Balance June 30, 2005	8,513,374	$8,513	$4,665,016	$(1,582,826)	$(24,049)	$3,066,654

Receivable collected	—	—	—	—	24,049	24,049

Net (Loss)	—	—	—	(931,343)	—	(931,343)

Balance December 31, 2005	8,513,374	$8,513	$4,665,016	$(2,514,169)	$—	$2,159,360

See accompanying notes to financial statements.

Smart Truck Systems, Inc.
Statement of Cash Flows
For the Periods
October 1, 2004 through December 31, 2004
October 1, 2005 through December 31, 2005
June 11, 2004 (Inception) through December 31, 2005
Unaudited

Beginning Ending	Period 10/1/2004 12/31/2004	Period 10/1/2005 12/31/2005	Period 6/11/2004 12/31/2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss)	$(459,707)	$(364,097)	$(2,514,169)
Adjustments to reconcile net earnings to
cash (Used) by operating activities:
Depreciation	233,254	174,940	933,017
Changes in Current Assets and Liabilities
(Increase) in Accounts receivable	(151,672)	(168,531)	(285,883)
(Increase) in Inventories	(387,486)	5,628	(388,867)
(Increase) in Prepaid expenses	(7,282)	—	—
Increase in Accounts payable	(9,446)	(27,717)	363,145
Increase in Warranty reserve	4,382	4,828	18,699
Increase in Accrued expenses	45,000	60,000	290,000
Increase in Notes Payable	—	221,049	536,000
Increase in Accrued Payroll	—	28,675	28,675
Increase in Accrued and withheld taxes	—	—	6,801

NET CASH (USED) BY OPERATING ACTIVITIES	(732,957)	(65,225)	(1,012,582)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Fixed assets	(993)	—	(4,468)
Increase in deposits	—	—	(5,050)

NET CASH (USED) IN INVESTING ACTIVITIES	(993)	—	(9,518)

CASH FLOWS FROM FINANCING ACTIVITIES
Sale of Common stock	597,896	—	1,022,100
Increase in Stock subscription receivable	—	—	—

NET CASH PROVIDED FROM FINANCING ACTIVITIES	597,896	—	1,022,100

CASH AT BEGINNING OF PERIOD	136,054	65,225	—

CASH AT END OF PERIOD	$—	$—	$—

See accompanying notes to financial statements.

SMART TRUCK SYSTEMS, INC. AND SUBSIDIARY
(A Development Stage Company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History

Smart Truck Systems, Inc (the Company) was formed in the State of Nevada on June 11, 2004 and was dormant from June 11, 2004 through June 30, 2004.

In September 2004, the Company acquired 100% of the outstanding shares of STS Manufacturing Co., a California Corporation that was organized to manufacture trash collection trucks for the waste collection industry. The Company occupies an 81,000-sq. ft. manufacturing facility located on eight and a half acres of Riverside County, forty miles west of Los Angeles.

On March 8, 2005, the Company entered into an Articles of Merger agreement with Homesmart.com, Inc. a publicly traded shell corporation formed in the state of Colorado on April 14, 1995. Homesmart.com was a shell with no assets and liabilities at the time of the acquisition and therefore the acquisition was treated as a reverse merger whereby the acquired company is treated as the acquiring company for accounting purposes. The Nevada Company was merged into the Colorado Company and ceased existence on the effective date of the merger when the two companies’ became a single corporation. Wherein Homesmart.com, Inc. redomesticated in the state of Nevada and changed its name to Smart Truck Systems, Inc.

On March 8, 2005 Homesmart.com, Inc. reversed its common stock 100 to 1 and the control of the company was transferred to the officers of Smart Truck Systems, Inc. After the reverse, a major stockholder owned 270,000 shares of common stock of Homesmart.com, Inc. and the remaining 1,800 shareholders collectively owed 224,951 shares of common stock of Homesmart.com, Inc. There after on March 8, 2005 Homesmart.com, Inc. completed a reverse merger with Smart Truck Systems, Inc. The reverse merger required Smart Truck Systems, Inc. shareholders to exchange there stock for Homesmart.com, Inc. stock on a one for one basis. The reverse merger required Homesmart.com, Inc. to (1) exchange 8,000,000 common shares of its stock for 8,000,000 common shares of Smart Truck Systems, Inc. (2) For Homesmart.com, Inc. to change its name to Smart Truck Systems, Inc., (3) For Homesmart.com, Inc. to redomesticate in the state of Nevada.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities to be cash equivalents.

Cash paid during the period for:

Interest Income taxes	2004 $ -0- -0-

SMART TRUCK SYSTEMS, INC. AND SUBSIDIARY
(A Development Stage Company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — CONTINUED

Inventories

Inventories are valued at the lower of cost or market basis using the first-in first-out method of costing. The breakdown of inventory at December 31, 2005 is as follows:

Raw materials	$498,864
Equipment	$218,189
Work in process	361,017
Finished Goods	264,006

$1,342,076

Property and Equipment

Property and equipment are carried at cost. Maintenance, repairs and renewals are expensed as incurred. Depreciation of property and equipment is provided for on a straight line basis over their estimated useful lives as follows:

Office equipment	5 years
Equipment	10 years
Die and jigs	3 years
Show equipment	5 years
Vehicles	3 years

Warranty Reserves

The major components of the products the Company sells have pass through warranties, from the component manufacturers. Accordingly, the Company has established a warranty reserve on all units sold of 2.5% of the gross selling price. Management intends to reevaluate the reserve annually.

Income Taxes

At December 31, 2005 the Company has a net operating loss carry forward of approximately $2,514,169. There may be certain limitations on the Company’s ability to utilize the loss carry-forwards in the event of a change of control, should that occur. The amount recorded as a deferred tax asset, cumulative as of June 30, 2005, is $633,130, which represents the amount of tax benefits of the loss carry-forwards.

SMART TRUCK SYSTEMS, INC. AND SUBSIDIARY
(A Development Stage Company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — CONTINUED

The Company has established a valuation allowance for this deferred tax asset of $633,130, as the Company has no long-term history of profitable operations. The significant components of the net deferred tax asset as of June 30, 2005 are:

Net operating losses	$633,130
Valuation allowance	(633,130)

Net deferred tax asset	$–0–

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Significant estimates used for the preparation of these financial statements are the value of fixed assets purchased and depreciable lives of the assets purchased. See Note 2.

Concentration of Credit Risks

During the period, the Company had deposits in banks in excess of the FDIC insurance limit.

Development Stage

The Company is classified as a development stage entity, since it devotes most of its activities to establishing business and its principal activities have not yet commenced.

NOTE 2 — ASSET EXCHANGE AGREEMENT

On August 23, 2004 the Nevada Company entered into an asset exchange agreement with a shareholder, whereby the Nevada Company issued 4,000,000 shares of its common stock for selected manufacturing assets. The management values these assets purchased and the share issue as follows:

SMART TRUCK SYSTEMS, INC. AND SUBSIDIARY
(A Development Stage Company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005

NOTE 2 — ASSET PURCHASE AGREEMENT — CONTINUED

Inventories	$667,327
Office equipment	73,856
Manufacturing equipment	1,107,246
Dies and Jigs	1,453,000
Show equipment	200,500
Vehicles	149,500

Total Value of Stock Issued and Assets Purchased	$3,651,429

The value established by management is a significant estimate used in the preparation of these financial statements and was made using values from recent used equipment actions, and brokers publications of used equipment for sale for similar items. Blue book values were used for the vehicles.

In addition, the depreciable life assigned to these items (Note 1) is a significant estimate.

These estimates are required by generally accepted accounting principles. Actual results could differ from these estimates.

NOTE 3 – EQUITY

Preferred Stock

At December 31, 2005, the Company has 100,000 shares of preferred shares authorized, with a par value of $.001. There are no shares outstanding at December 31, 2005. The Board of Directors will determine the terms of the preferred stock when the shares are issued.

Common Stock

        At December 31, 2005 the Company has 50,000,000 shares of common stock authorized, with a par value of $.001 per share. There are 8,513,374 shares outstanding at June 30, 2005. On December 12, 2005, a major shareholder of the Company returned 270,000 shares to the transfer agent for canceling. These were the shares purchased for $250,000 to obtain control of HomeSmart.com, Inc. before the merger with Smart Truck Systems, Inc. and for which a major shareholder was given a $250,000 credit towards the stock purchase agreement with the private company.

Stock Subscriptions Receivable

The Company had a $24,049 stock subscription receivable at June 30, 2005 from a shareholder. The receivable was satisfied per its terms.

SMART TRUCK SYSTEMS, INC. AND SUBSIDIARY
(A Development Stage Company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005

NOTE 4 – RELATED PARTIES

On August 23, 2004 the Company entered into an asset exchange agreement with a shareholder, whereby the Company issued 4,000,000 shares of its common stock for selected manufacturing assets. The management values these assets purchased and the share issue as follows:

Inventories	$667,327
Office equipment	73,856
Manufacturing equipment	1,107,246
Dies and Jigs	1,453,000
Show equipment	200,500
Vehicles	149,500

Total Value of Stock Issued and Assets Purchased	$3,651,429

One of the Company’s shareholders was also its major customer during the period. Total sales to this customer during the period were $208,675.74 here is a receivable balance of $14,578.00 from this customer at December 31, 2005.

The Company owed one of its officers $150,000 at December 31, 2005 for normal operating supplies and expenses. This amount is recorded in the Notes payable balance at December 31, 2005. The Company also owed one of its officers $386,000 at December 31, 2005 for normal operating supplies and expenses. This amount is recorded in the Notes payable Long Term balance at December 31, 2005.

On September 1, 2004 the Company entered into a one year lease agreement for manufacturing and office space from a trust whose beneficiaries are the children of a stockholder (see Note 6). At December 31, 2005 the Company owed $230,000 on this lease at December 31, 2005. This lease has been renewed on a month to month basis pending negotiation of a new lease agreement.

NOTE 5 – COMMITMENTS

On September 1, 2004 the Company entered into a one year lease agreement for manufacturing and office space. The lease terminated August 31, 2005 and has renewed on a month by month basis. Lease payments are on a sliding scale as follows:

Period Months 1 & 2 Months 3 to 12+	Monthly Rent $ 5,000 20,000

At December 31, 2005 the Company owed $230,000 on this lease.

SMART TRUCK SYSTEMS, INC. AND SUBSIDIARY
(A Development Stage Company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005

NOTE 5 – COMMITMENTS — CONTINUED

On September 1, 2004 the Company assumed the balance of a five-year lease agreement for office equipment. The lease terminates January 1, 2006. The lease calls for monthly payments of $410 per month.

Future minimum payments due under these lease agreements are as follows:

2005 2006 2007 2008 2009	$ 44,920 2,460 -0- -0- -0-

Purchase Option

On September 1, 2004, the Company entered into a purchase option for the building and land it is leasing. The agreement calls for a purchase price of $5,500,000 for the property, payable $100,000 by May 1, 2005 and the balance $5,400,000 by July 31, 2005. The Company is also required to make $100,000 of improvements. The cost of the improvements will be deducted from the purchase price. As of December 31, 2005, the Company has elected not to exercise the option and is occupying the premises on a month to month basis.

Notes Payable

At December 31, 2005, the Company owed Hallmark Venture Group $164,951 for normal operating supplies and expenses. This amount is secured by a Note Payable accruing interest quarterly at seven percent (7%) per annum and is due in eighteen (18) months.

NOTE 6 – GOING CONCERN

The Company has not generated significant revenues or profits to date. This factor among others may indicate the Company will be unable to continue as a going concern. The Company’s continuation as a going concern depends upon its ability to generate sufficient cash flow to conduct its operations and its ability to obtain additional sources of capital and financing. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management will continue raising working capital, and looking for long and short term debt to relieve the working capital problems. In addition management will continue an aggressive program of cost control in the plant and administration to reduce losses move towards profitability. Finally, management will aggressively attempt to increase sales as working capital allows.

PART II
INFORMATION
NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our By-laws provides that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada against all expenses, liability and loss (including attorney’s fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under Article 11.

Nevada Revised Statutes Section 78.7502 provides for discretionary and mandatory indemnification of officers, directors, employees and agents as follows:

    1.        A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal proceeding, except by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which was reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

    2.        A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

    3.        To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify the person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Nevada Revised Statutes Section 78.751 requires authorization for discretionary indemnification; advancement of expenses and limitation on indemnification and advancement of expenses as follows:

1.	Any discretionary indemnification under NRS 78.7502 unless ordered by A court or advanced pursuant to subsection 2, may be made by the Corporation only as authorized in the specific case upon a Determination that indemnification of the director, officer, employee Or agent is proper in the circumstances. The determination must be Made:

(a)	By the stockholders;

(b)	By the board of directors by majority vote of a quorum consisting of Directors who were not parties to the action, suit or proceeding;

(c)	If a majority vote of a quorum consisting of directors who were not Parties to the action, suit or proceeding so orders, by independent Legal counsel in a written opinion; or

(d)	If a quorum consisting of directors who were not parties to the Action, suit or proceeding cannot be obtained, by independent legal Counsel in a written opinion.

Item 25.     Other Expenses of Issuance and Distribution — The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Smart Truck Systems, Inc will pay all expenses.

Securities and Exchange Commission Registration Fee	$1,060

Printing and Engraving Expenses	$5,000

Accounting Fees and Expenses	$10,000

Legal Fees and Expenses	$15,000

Miscellaneous	$0

Total	$31,060

Item 26. Recent Sales of Unregistered Securities

The Following common shares were issued to accredited investors without registration under the Securities Act of 1933 in reliance on an exemption from registration provided by Section 4(2) of the Securities Act, and from similar applicable state securities laws, rules and regulations exempting the offer and sale of these securities by available state exemptions. No general solicitation was made in connection with the offer or sale of these securities.

On September 1, 2004 Smart Truck Systems, Inc. the Nevada corporation issued 4,000,000 shares of common stock to Kosti Shirvanian for assets relating to the manufacture of truck bodies valued at 3,651,429.

On September 1, 2004, Smart Truck Systems, Inc. the Nevada corporation sold 4,000,000 shares to Robert L. Cashman for $1,000,000.

The $1,000,000 dollars was paid into the corporation over a six month period. The first payment was received by Smart Truck Systems, Inc. on September 1, 2004 for $300,000 dollars and the second payment was received by Smart Truck Systems, Inc. on March 31, 2005 for $450,000. On March 31, 2005 Smart Truck Systems, Inc. credited Robert L. Cashman's stock purchase agreement for $250,00 dollars in exchange for 270,000 shares of Homesmart.com, Inc. a Colorado corporation which represented the controlling interest in Homesmart.com, Inc.

On June 13, 2005 Smart Truck Systems, Inc., formerly Homesmart.com, Inc. sold 288,424 common shares to seven individuals and one corporation for $288,424.

Item 27. Index to Exhibits

Exhibit No.	Identification of Exhibit

1.1	Articles of Incorporation (1)
1.2	By-Laws (1)
1.3	Form of Specimen of Common Stock (1)
2.1	Stock Exchange Agreement between Kosti Shirvanian and Smart Truck Systems, Inc. (1)
2.2	Stock Purchase Agreement between Robert L. Cashman and Smart Truck Systems, Inc. (1)
2.3	Articles of merger of Homesmart.com, Inc. and Smart Truck Systems, Inc. (1)
2.4	Corrected Articles of merger of Homesmart.com, Inc. and Smart Truck Systems, Inc. (*)
5.1	Opinion regarding legality (*)
10.1	Employment agreement with Robert L. Cashman (2)
10.2	Lease agreement on manufacturing facility (2)
10.3	HT&T purchase agreement Honolulu HI with exhibits (4)
10.4	Fresno California Central Valley Truck Center agreement (3)
23.1	Consent of Dennis Brovarone, Attorney at Law (see opinion) (*)
23.2	Consent of Pollard-Kelley certifying accountants (*)
99.1	Subscription Agreement (1)

*	Filed herein.
(1)	Filed as an Exhibit to the Smart Truck Systems registration statement on Form SB-2 (File No 333-128107) filed on September 6, 2005, and herein Incorporated by this reference.

(2)	Filed as an Exhibit to the Smart Truck Systems registration statement on Form SB-2/A (File No 333-128107) filed on November 9, 2005 and herein Incorporated by this reference.

(3)	Filed as an Exhibit to the Smart Truck Systems registration statement on Form SB-2/A (File No 333-128107) filed on December 21, 2005, and herein Incorporated by this reference.

(4)	Filed as an Exhibit to the Smart Truck Systems registration statement on Form SB-2/A (File No 333-128107) filed on January 11, 2006, and herein Incorporated by this reference.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(a)	Include any prospectus required by section 10(a)(3) of the Securities Act of 1933
(b)	Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(4)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City Moreno Valley, State of California on February 6, 2006.

/s/ Robert L. Cashman By: Robert L. Cashman President, Chief Executive Officer

             In accordance with the requirements of the Securities Act of 1933, the following persons in their capacities and on the dates stated signed this registration statement:

Signatures	Title	Date
/s/ Robert L. Cashman Robert L. Cashman /s/ Joseph Scarpello Joseph Scarpello /s/ John Vilagi John Vilagi Kosti Shirvanian Khoren Shaginian	Director, President, Chief Executive Officer

Director, Vice President, Chief Operating Officer

Director, Secretary, Principal Financial Officer, Controller
and Principal Accounting Officer

Director

Director
February 6, 2006 February 6, 2006 February 6, 2006